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                                                                       EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             BBN DOMAIN CORPORATION

                                 BBN CORPORATION

                                       AND

                             THE INVESTORS NAMED ON
                                EXHIBIT A HERETO

                            DATED AS OF JUNE 29, 1996

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                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS............................................................  1
2.   SALE AND PURCHASE OF SHARES............................................  1
     2.1.     Sale and Purchase of Shares...................................  1
     2.2.     Payment at the Closing........................................  2
3.   ADDITIONAL UNDERTAKINGS AND COVENANTS..................................  2
     3.1.     Consents and Approvals........................................  2
     3.2.     Access; Investigations by the Investors.......................  3
     3.3.     Operation of Business of the Company..........................  4
     3.4.     Amendments to the Company's Articles of Organization..........  6
     3.5.     No Inconsistent Negotiations..................................  6
     3.6.     News Releases.................................................  7
     3.7.     Employees.....................................................  7
     3.8.     Transfer of Employee Benefits.................................  8
     3.9.     Reorganization of International Operations....................  9
     3.10.    Subsequent Events............................................. 11
     3.11.    Change of Name................................................ 11
     3.12.    Audit......................................................... 11
4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BBN.................. 12
     4.1.     Organization and Standing..................................... 12
     4.2.     Subsidiaries.................................................. 12
     4.3.     Certificate or Articles of Organization and Bylaws............ 13
     4.4.     Capitalization................................................ 13
     4.5.     Directors, Officers and Employees............................. 13
     4.6.     Financial Statements and Forecasts............................ 14
     4.7.     No Liabilities................................................ 15
     4.8.     Accounts Receivable........................................... 15
     4.9.     Taxes   ...................................................... 15
     4.10.    Conduct of Business; Absence of Material Adverse Change....... 17
     4.11.    Title to Property and Assets.................................. 18
     4.12.    Insurance..................................................... 18
     4.13.    Intellectual Property......................................... 18
     4.14.    Debt Instruments.............................................. 20
     4.15.    Leases  ...................................................... 21
     4.16.    Other Agreements.............................................. 21
     4.17.    Books and Records............................................. 22
     4.18.    Litigation; Disputes.......................................... 23
     4.19.    Labor Relations............................................... 23
     4.20.    Pension and Benefit Plans..................................... 24
              4.20.1.     Disclosure Schedule............................... 24
              4.20.2.     Copies of Documents............................... 24
              4.20.3.     Multiemployer Plans............................... 24


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              4.20.4.     ESOPs............................................. 24
              4.20.5.     Title IV Plans.................................... 24
              4.20.6.     Unpaid Contributions.............................. 24
              4.20.7.     Contributions and Other Obligations............... 25
              4.20.8.     Qualified Plans................................... 25
              4.20.9.     Compliance with Law............................... 25
              4.20.10.    ERISA; Prohibited Transactions.................... 25
              4.20.11.    Foreign Plan...................................... 25
              4.20.12.    Welfare Plans..................................... 26
              4.20.13.    Post-retirement Plans............................. 26
              4.20.14.    Health Care Continuation Coverage Requirements.... 26
              4.20.15     Filed Returns and Reports......................... 26
     4.21.    Environmental................................................. 27
     4.22.    Transactions with Related Parties............................. 27
     4.23.    Restrictions and Consents..................................... 27
     4.24.    Authorization................................................. 28
     4.25.    Absence of Violation.......................................... 28
     4.26.    Copies of Documents........................................... 29
     4.27.    Binding Obligation............................................ 29
     4.28.    Status of Shares.............................................. 29
     4.29.    Offering of Shares............................................ 29
     4.30.    Disclosure.................................................... 30
5.   REPRESENTATIONS AND WARRANTIES OF BBN.................................. 30
     5.1.     Title to Common Stock......................................... 30
     5.2.     Authority and Capacity........................................ 30
     5.3.     Absence of Violation.......................................... 30
     5.4.     Restrictions and Consents..................................... 31
     5.5.     Binding Obligation............................................ 31
6.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS........................ 31
     6.1.     Organization and Standing..................................... 31
     6.2.     Authorization................................................. 31
     6.3.     Binding Obligation............................................ 32
7.   RESTRICTED SECURITIES.................................................. 32
     7.1.     No Registration Under the Securities Act...................... 32
     7.2.     Acquisition for Investment.................................... 32
     7.3.     Evaluation of Merits and Risks of Investment.................. 32
8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND BBN............. 33
     8.1.     Representations and Warranties................................ 33
     8.2.     Performance................................................... 33
     8.3.     Legal Proceedings............................................. 33
     8.4.     Hart-Scott-Rodino............................................. 33
     8.5.     Investor Representative's Certificate......................... 34
     8.6.     Stockholders Agreement........................................ 34
     8.7.     Documents at Closing.......................................... 34


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9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS................... 34
     9.1.     Representations and Warranties................................ 34
     9.2.     Performance................................................... 35
     9.3.     Absence of Adverse Changes.................................... 35
     9.4.     Legal Proceedings............................................. 35
     9.5.     Officer's Certificate......................................... 35
     9.6.     Stockholders' Certificate..................................... 35
     9.7.     Opinion of Counsel............................................ 35
     9.8.     Stockholders Agreement........................................ 36
     9.9.     Documents at Closing.......................................... 36
     9.10.    Resignations of Directors..................................... 36
     9.11.    Consents...................................................... 36
     9.12.    Amendments to the Company's Articles of Organization.......... 36
     9.13.    Insurance Coverage............................................ 37
     9.14.    Satisfactory Sublease of Domestic and International Offices... 37
     9.15.    Assignment of Certain Rights.................................. 37
     9.16.    ABS/CalPERS Certificate....................................... 38
     9.17.    Delivery of Unaudited Financial Statements.................... 38
     9.18.    Transition Services........................................... 38
     9.19.    1993 Stock Option Plan........................................ 38
10.  CLOSING................................................................ 39
     10.1.    Closing of Sale and Purchase.................................. 39
     10.2.    Deliveries by the Company and BBN to the Investor
                Representative.............................................. 39
     10.3.    Deliveries by the Investors to the Company and BBN............ 40
     10.4.    Deliveries by the Company to BBN.............................. 40
11.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES; TAX MATTERS.... 40
     11.1.    Survival of Representations................................... 40
     11.2.    Agreement of BBN to Indemnify................................. 40
     11.3.    Conditions of Indemnification................................. 42
     11.4.    Specific Performance.......................................... 43
     11.5.    Tax Matters................................................... 43
12.  TERMINATION............................................................ 44
     12.1.    Termination................................................... 44
     12.2.    Effect of Termination......................................... 45
13.  MISCELLANEOUS.......................................................... 45
     13.1.    Additional Actions and Documents.............................. 45
     13.2.    No Brokers.................................................... 45
     13.3.    Expenses...................................................... 45
     13.4.    Assignment.................................................... 46
     13.5.    Entire Agreement; Amendment................................... 46
     13.6.    Waiver........................................................ 46
     13.7.    Consent to Jurisdiction....................................... 47

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     13.8.    Severability.................................................. 47
     13.9.    Governing Law................................................. 47
     13.10.   Notices....................................................... 47
     13.11.   Headings...................................................... 49
     13.12.   Execution in Counterparts..................................... 49
     13.13.   Limitation on Benefits........................................ 49
     13.14.   Binding Effect................................................ 49

Exhibit A        List of Investors, Shares to be Purchased and Purchase Price
                 Payable at Closing
Exhibit B        Definitions
Exhibit C-1      Terms of Series A Preferred Stock
Exhibit C-2      Terms of Series B Preferred Stock
Exhibit D        Form of Non-Competition Agreement
Exhibit E        Form of Stockholders Agreement
Exhibit F        Form of Opinion of Ropes & Gray
Exhibit F-2      Matters to be Covered in Opinion of Baker & McKenzie
Exhibit G        Form of Sublease for Cambridge Facility
Exhibit H        Employees of the Company and the Subsidiaries at the Closing
                 Date
Exhibit I        ABS/CalPERS Certificate


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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into as of June 29, 1996 among BBN Domain Corporation, a Massachusetts corporation (the "Company"), BBN Corporation, a Massachusetts corporation "BBN"), and ABS Capital Partners, L.P. (the "Investor Representative") and each other Person listed on EXHIBIT A hereto (each such Person, an "Investor" and collectively, the "Investors").

     WHEREAS, BBN is the owner of all of the issued and outstanding capital stock of the Company;

     WHEREAS, the Company desires to issue to the Investors, and the Investors desire to subscribe for and acquire from the Company, a substantial equity interest in the Company, upon the terms and conditions hereinafter set forth;

     WHEREAS, the Company intends to use the proceeds received from the Investors to redeem certain shares of its Common Stock $.01 par value (the "Common Stock"), held by BBN;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.   DEFINITIONS

     For all purposes of this Purchase Agreement, certain capitalized terms specified in EXHIBIT B shall have the meanings set forth in that EXHIBIT B. except as otherwise expressly provided.

2.   SALE AND PURCHASE OF SHARES

         2.1.     Sale and Purchase of Shares

     On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to issue to the Investors and BBN agrees to cause the Company to issue to the Investors, and each Investor severally agrees to purchase from the Company, the number of shares of (a) the Company's Series A Redeemable Preferred Stock, no par value per share (the "Series A Preferred Stock") and (b) the Company's Series B Convertible Preferred Stock, no par value per share (the "Series B Preferred Stock,"


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and together with the Series A Preferred Stock, the "Shares"), in each case as set forth opposite the name of such Investor on EXHIBIT A at the purchase price specified thereon.

     2.2. Payment at the Closing

     (a) At the Closing, each Investor shall pay to the Company by wire transfer of immediately available funds the amount set forth opposite the name of such Investor in the column on EXHIBIT A entitled "Purchase Price Payable at Closing," which amounts total $36,000,000.

     (b) Upon receipt of the aggregate purchase price for the Shares, the Company shall immediately redeem 9,800,000 shares of its Common Stock held by BBN at an aggregate redemption price of $36,000,000 (the "Redemption").

3.   ADDITIONAL UNDERTAKINGS AND COVENANTS

     The Company and BBN jointly and severally, on the one hand, and the Investors severally but not jointly on the other hand, hereby covenant and agree with each other as follows:

     3.1. CONSENTS AND APPROVALS

          (a) The Company, BBN and the Investors shall take all commercially reasonable measures to secure such consents, authorizations and approvals of governmental and supragovernmental authorities and of private persons or entities with respect to the transactions contemplated by this Purchase Agreement, and to the performance of all other obligations of such parties hereunder, as may be required by any applicable statute or regulation of the United States or any country state or other jurisdiction or by any Agreement of any kind whatsoever to which the Company, any Subsidiary, BBN or any Investor is a party or by which the Company, any Subsidiary, BBN or any Investor is bound.

          (b) The Company, BBN and the Investors shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any governmental or supragovernmental authority in connection with the transactions contemplated by this Purchase Agreement and (ii) use their respective good faith efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing.

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     3.2. ACCESS; INVESTIGATIONS BY THE INVESTORS

          (a) The Company and BBN shall, through the Closing Date, provide to the Investors, the Investor Representative, Hogan & Hartson L.L.P., KPMG
Peat Marwick, the Gartner Group and other parties reasonably agreed to by the Company and BBN (collectively, the "Evaluators"), upon reasonable advance notice full access to the offices, books agreements, records (including, without limitation, tax returns and correspondence with accountants), officers, directors, employees, consultants and contractors of the Company and to the offices, books agreements and records of BBN
(to the extent the same relates to the business of the Company) provided that such access shall not unreasonably interfere with normal business operations, and will Furnish the Evaluators such financial and operating data and other information with respect to the businesses and Assets of the Company as the Investors may request, including, without limitation, Agreements with clients, customers, vendors, lessors, licensors and suppliers of the Company. Each Investor and Evaluator agrees at all times through Closing Date to use reasonable efforts, at least as stringent as those employed by it with respect to its own confidential information, (i) to keep confidential all such information that is identified as being of a confidential nature, (ii) not to use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose such confidential information to any third party (other than to the Investors' counsel, accountants and other consultants, each of whom the Investors will cause to be bound by the provisions of this SECTION 3.2, in connection with the transactions contemplated hereby) without the Company's advance written authorization; PROVIDED, HOWEVER, that the Investors shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality;
(B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through the Investors. In the event this Purchase Agreement is terminated, the Investor Representative will return to the Company or BBN, as the case may be, or destroy, at the Company's option, all documents, workpapers and other materials Furnished to the Investors relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement.
In the event of a breach or threatened breach by any Investor of the provisions of this Section, the Company or BBN, as the case may be, shall be entitled to an injunction restraining that Investor from disclosing, in whole or in part, such information.

          (b) The Company hereby acknowledges that it has obtained and may continue to obtain knowledge of and access to confidential and valuable business information relating to the Investors not generally known by or available to the general public. Each of the Company and BBN agrees at all times through the Closing Date to use reasonable efforts, at least as stringent as those employed by it with respect to its own confidential information, (i) to keep confidential all such information that is identified as being of a confidential nature, (ii) not to use

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such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose such confidential information to any third party (other than to such Person's counsel, accountants and other consultants in connection with the transactions contemplated hereby) without the Investor Representative's advance written authorization; PROVIDED, HOWEVER, that neither the Company nor BBN shall have such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through the Company or BBN. In the event this Purchase Agreement is terminated, the Company and BBN will return to the Investor Representative all documents, workpapers and other materials Furnished to the Company and BBN relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. In the event of a breach or threatened breach by the Company or BBN of the provisions of this Section, the Investor Representative shall be entitled to an injunction restraining the Company or BBN, as the case may be, from disclosing, in whole or in part, such information.

          (c) The Investors' investigation of the financial and operating data, Assets, Real Property and other information with respect to the businesses and Assets of the Company and the Subsidiaries shall in no way affect the obligations of the Company and BBN with respect to the agreements, representations warranties, covenants and indemnification provisions set forth in this Purchase Agreement.

     3.3. OPERATION OF BUSINESS OF THE COMPANY

          (a) The Company and the Subsidiaries shall, through the Closing Date, use commercially reasonable efforts to (i) preserve their business organizations and their present relationships with customers, suppliers, consultants, employees and any other persons having business relations with them; and (ii) maintain all of their respective Assets in customary repair and condition.

          (b) Except as contemplated by this Purchase Agreement, as set forth in the Disclosure Schedule, or as reasonably required to carry out their obligations hereunder, the Company and the Subsidiaries shall, through the Closing Date, conduct their respective businesses only in the Ordinary Course of Business and, in addition, not: (i) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any of their capital stock or any securities convertible into or exchangeable for their capital stock; (ii) declare, set aside or pay any dividend or distribution with respect to their capital stock; (iii) directly or indirectly redeem, purchase or otherwise acquire any of their capital stock; (iv) effect a split, reclassification or other change in or of any of their capital stock; (v) amend their certificate or articles of organization or their bylaws or equivalent constituent documents (except for such changes and amendments in the certificate

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or articles of organization of the Company as may be required by SECTIONS 3.4 and 9.11); (vi) grant any increase in the compensation payable or to become payable by the Company or any Subsidiary to officers or employees of the Company or any Subsidiary, or enter into any bonus, insurance, pension or other benefit plan, payment or arrangement for or with any of such officers or employees other than in the Ordinary Course of Business and in amounts not material to the Company and the Subsidiaries, taken as a whole; (vii) borrow or agree to borrow any funds, or directly or indirectly guarantee or agree to guarantee the obligations of others; (viii) enter into any Agreement which may have a material adverse effect on the businesses and operations of the Company and the Subsidiaries, taken as a whole; (ix) place, or allow to be placed, an Encumbrance on any Asset having a value equal to or in excess of $10,000, or Assets having an aggregate value in excess of $25,000 ("Material Assets"); (x) cancel any indebtedness owing to the Company or any Subsidiary or any Claims which the Company or any Subsidiary may possess, or waive any rights of substantial value; (xi) sell, assign or transfer any Intellectual Property other than in the Ordinary Course of Business; (xii) sell or otherwise dispose of any interest in any Material Asset (other than in the Ordinary Course of Business); (xiii) violate any Law or commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), which (individually or in the aggregate) reasonably could be expected to have a material adverse effect on the businesses of the Company and the Subsidiaries, taken as a whole, or any of their Material Assets; or (xiv) make any loan or advance to, or pay any amounts in respect to indebtedness owing to, BBN or any officer or director of the Company or any Subsidiary or to any other person, firm or corporation. Prior to the Closing Date, the Company and BBN (i) will not do any of the things listed in clauses (b) through (r) of
SECTION 4.10 and (ii) will maintain all insurance referred to in SECTION 4.12.

          (c) The Company shall notify the Investor Representative promptly of any material adverse change in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company or of any Subsidiary, including, without limitation, information (including, without limitation, copies of all Documents relating thereto) concerning all Claims instituted, or, to the Company's knowledge, threatened or asserted against or affecting the Company or any Subsidiary or their respective businesses or Assets at law or in equity or admiralty, before or by any court or governmental authority.

          (d) The Company and the Subsidiaries shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and shall supply to the Investor Representative monthly unaudited Consolidated balance sheets and statements of income of the Company, prepared in compliance with SECTION 4.6, as soon as practicable after the end of each month, and such other Documents (financial or otherwise) as the Investor Representative shall request. All such financial


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statements and other Documents shall be attached to and made a part of the
Disclosure Schedule, but shall not excuse breaches of representations, warranties, covenants and agreements disclosed in such statements and other Documents.

          (e) The Company shall inform and discuss with the Investor Representative on a regular and ongoing basis the management of the businesses and Assets of the Company and the Subsidiaries, including, without limitation any significant new Agreements or transactions proposed to be entered into or persons (those scheduled compensation for the fiscal year ending June 30, 1996 or proposed annual base salary exceeds $50,000) proposed to be employed or terminated by the Company or by any Subsidiary, and any other significant developments relating to the businesses or Material Assets of the Company or of any Subsidiary; PROVIDED HOWEVER, that the Investor Representative shall have no express or implied power, authority or responsibility with respect to the Company, any Subsidiary or their businesses, Assets or Agreements.

     3.4. AMENDMENTS TO THE COMPANY'S ARTICLES OF ORGANIZATION

          The Company and BBN shall take all actions (corporate and otherwise) necessary to duly authorize, adopt, file and otherwise make effective on or prior to the Closing Date amendments and supplements to the articles of organization of the Company setting forth the rights and preferences of the Series A Preferred Stock and the Series B Preferred Stock in form satisfactory to the Investor Representative and having the terms set forth on EXHIBIT C.

     3.5. NO INCONSISTENT NEGOTIATIONS

          Neither the Company nor BBN shall, nor shall any of them permit or authorize any director, officer, employee or other agent of the Company or BBN, directly or indirectly, to

               (i) take any action to solicit, initiate or encourage the submission of a Proposal, or

               (ii) participate in any negotiations regarding, or furnish to any other person, entity or group any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person, entity or group to do or seek any of the foregoing.


               In addition, the Company and BBN shall use commercially reasonable efforts to cause any financial adviser engaged by the Company or BBN for any purpose within the past 12 months to refrain from taking any of the actions referred to, in clause (i) or (ii) of the immediately preceding sentence. The Company and BBN shall immediately cease and cause to be terminated any existing discussions


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or negotiations with any parties (other than the Investors) conducted heretofore with respect to any of the foregoing. BBN shall notify the Investor Representative promptly if any Proposal, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to the Investor Representative indicate in reasonable detail the identity of the of offeror and the terms and conditions of the Proposal including the proposed financing, for such Proposal. BBN shall not respond to any such Proposal.

     3.6. NEWS RELEASES

     Except as may be otherwise required for compliance with applicable federal securities laws and New York Stock Exchange requirements, none of the Investor Representative, any Investor, BBN or the Company shall issue or approve any news release or other public announcement concerning the transactions contemplated by this Purchase Agreement without the prior approval of the Investor Representative and BBN (which approval shall not be unreasonably withheld).

     3.7. EMPLOYEES

     (a) The Company and each Subsidiary shall use commercially reasonable efforts to cause (i) John Kish, James Buzzard, Connie Araps and Jeff Palmer to execute and deliver an Agreement Not to Compete, dated as of the Closing Date, substantially in the form of EXHIBIT D. (ii) any employees to whom the Investor Representative, or after the Closing Date, the Company or any Subsidiary, makes offers of employment or continued employment for the period following the Closing Date to accept such offers of employment, and (iii) a11 persons listed on EXHIBIT H hereto to enter into non-disclosure agreements with the Company prior to the Closing Date in a form approved by the Investor Representative.

     (b) The Company or its Subsidiaries shall employ at the Closing Date only those persons listed on EXHIBIT H hereto, and BBN and the Company shall take all actions necessary prior to the Closing Date to cause the Company or its Subsidiaries to employ only such persons on such date or, as to those employees not shown on EXHIBIT H who remote employed or entitled to employments after the Closing Date. BBN shall provide full indemnification to the Comply, the Subsidiaries and the Investors for all costs associated with such employees, as provided below. All persons shown on EXHIBIT H shall be employed on an "at will" basis except as the Investor Representative shall have otherwise agreed or, in the case of employees of Subsidiaries, except as required by applicable laws or pursuant to employment agreements described in the Disclosure Schedule, and BBN shall be solely responsible for, and shall fully indemnify and hold harmless the Company, the Subsidiaries and the Investors, in accordance with the provisions of Section 11 hereof (but subject to no threshold, amount or time restriction contained therein), against all liability for any termination payments, severance payments, early


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retirement payments, post-retirement benefits and payments, salaries, benefits, consulting fees or any other amounts owing or alleged to be owing to any person not set forth on EXHIBIT H.

     3.8. TRANSFER OF EMPLOYEE BENEFITS

     (a) For a period of 90 days after the Closing Date (or such other period as the parties may agree), or until the establishment of Company plans if earlier, BBN will provide for continued coverage for Company employees under its health and dental plans, group life insurance and long-term disability plans subject to the terms of those plans as in existence on the date of this Purchase Agreement. The Company shall be liable for, and shall promptly reimburse BBN for, the costs of such extended coverage, including premiums, contributions and payment of benefits, other than payments in respect of claims incurred prior to the Closing. Commencing as soon as reasonably possible after the Closing, the Company shall establish separate employee benefit plans ("company Benefit Plans") as it determines; provided that in all events the Company shall establish health and dental plans, a group life insurance plan, long-term disability plan and short-term disability plan, and a 401(k) savings plan. Employees who were employed by the Company immediately prior to the Closing and who are employed by the Company or its Subsidiaries immediately following the Closing (i) shall be credited with service with BBN prior to the Closing for purposes of the health and dental plans referred to in the preceding sentence (the "Company Health/Dental Program") (ii) will not be subject to any preexisting condition limitation or exclusion except to the extent they were so limited or excluded from coverage under the related BBN plan, and (iii) will be credited with co-payments and similar payments made in the current year under the related BBN plan.

     (b) Prior to the Closing, BBN shall take all such actions as may be necessary to cause the Company's employees to become fully vested in their account balances under the BBN Retirement Trust. The Company 401(k) plan will accept a transfer of account balances of Company employees from the BBN Retirement Trust subject to provision of evidence satisfactory to the administrators of each plan of the tax-qualified status of the other plan. Following such transfer, neither BBN nor the BBN Retirement Trust shall be liable for benefits associated with e transferred accounts, except with respect to fiduciary liabilities that arose prior to the transfer.

     (c) No provision of this Section 3.8 shall create any third party beneficiary rights in any employee, former employee, plan beneficiary or employee's dependent in respect of continued employment (or resumed employment) or any other matters and no provision of this Section 3.8 shall create any such rights in any such persons in respect of any benefit plan or arrangement.

     (d) Nothing herein shall prevent the Company at any time on or after the Closing Date from terminating, reassigning, promoting or demoting

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individual personnel or changing adversely or favorably the titles, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms and conditions of employment of individual officers and employees of the Company.

     (e) Nothing herein shall restrict in any way the right of the Company on or after the Closing Date to establish, amend or terminate any employee benefit plan, arrangement, program, policy or procedure. The Company shall be free at all times to modify, add or delete any employee benefit plan, arrangement, program, policy or procedure.

     3.9. REORGANIZATION OF INTERNATIONAL OPERATIONS

     (a) On or before Closing Date, BBN shall cause to be incorporated, as a wholly-owned subsidiary of the Company, a Delaware corporation ("BBN Domain International Holdings, Inc.").

     (b) On or before the Closing Date, BBN shall transfer ownership from BBN to BBN Domain International Holdings, Inc. all of BBNs stock holdings (which constitute holdings sufficient to elect all of the members of the Board of Directors or similar governing bodies of such entities) in the following entities (together with the branch or subsidiary of the Company or BBN Domain International Holdings, Inc. which shall hold the employees, assets and agreements of BBN U.X. Limited referred to in Section 3.9(d), the "Foreign Subsidiaries"):

          (i)  BBN Pty Limited (Australia);

          (ii) BBN S.A. (France);

          (iii) BBN Deutschlnnd GmbH (Germany);

          (iv) Nihon BBN KK. (Japan); and

          (v)  BBN Singapore Pte. Ltd. (Singapore).

     (c) On or before the Closing Date (or as soon as reasonably practicable thereafter), BBN shall take commercially reasonable measures to cause the following minority interests in the Foreign Subsidiaries to be transferred as follows:

               (i) BBN Securities Corporation will transfer to the Company all of its stock holdings in BBN Pty Limited (Australia); and

               (ii) George Conrades, Ralph Goldwasser, John Montjoy, and Paul Brauneis to transfer all of their individual stock holdings (0.25% interest each) in BBN SA. (France) to four individuals to be designated in writing by the Company as soon as practicable following the execution of this Agreement.

               (d) On or before the Closing Date, BBN U.K. Limited will execute all agreements and documents as are reasonably necessary to transfer and/or assign to the Company or a Subsidiary designated by the Company such employees, assets aged agreements of BBN U.K. Limited related to the Company's business, and to take all commercially reasonable further action thereafter to effectuate such transfer.

               (e) On or before the Closing Date, BBN shall (i) cause to be incorporated as a subsidiary of BBN a Massachusetts corporation ("BBN International Corporation"), and (ii) cause to be established in Italy a branch office of BBN International Corporation.

               (f) On or before the Closing Date, BBN will execute all agreements and documents (including a Bill of Sale and Assignment Agreement) as are reasonably necessary to transfer and/or reassign to BBN International Corporation (Italian branch office) all of the employees, assets and agreements relating to the operations to the Italian branch office of BBN S.A., and to take all commercially reasonable further action thereafter to effectuate such transfer.

               (g) Notwithstanding the Company's direct or indirect ownership of the Subsidiaries on the Closing Date, BBN shall be solely responsible for, and shall fully indemnify and hold harmless the Company and the Investors against all Liability for, in accordance with the provisions of Section 11 hereof (but subject to no threshold, amount or time restriction contained therein) any obligation or liability of any Subsidiary incurred prior to the Closing Date other than in connection with the marketing and sale of Company software and services, and related general and administrative activities, in each case in the Ordinary Course of Business, unless BBN or the Company shall have identified such obligation or liability to the Investor Representative prior to the Closing Date and the Investor Representative shall have consented to the Company's or the applicable Subsidiary's responsibility therefor in writing or except as otherwise specifically contemplated by this Purchase Agreement. If any Subsidiary receives any payment after the Closing Date to which BBN is entitled, it will promptly forward the same to BBN.

               (h) With respect to the Company's representative office in China, the Company will take all steps necessary prior to the Closing Date, or as soon as practicable thereafter, to wind down and terminate that office, and BBN shall be solely responsible for, and shall fully indemnify and hold harmless the Company and the Investors against all liability for, any costs associated therewith (including both such costs of closure and operating costs from the Closing Date until the date of such closure), in accordance with the provisions of Section 11 hereof (but subject to no threshold, amount or time restriction contained therein).

          3.10. SUBSEQUENT EVENTS

     The Company and BBN shall notify the Investor Representative promptly in writing of the occurrence of any event, or the failure of any event to occur, prior to the Closing that results in a material omission from, or a material breach of. any of the covenants, representations or warranties made by or on behalf of the Company, any Subsidiary or BBN in this Purchase Agreement, the Disclosure Schedule or any other Document Furnished in connection with or pursuant to this Purchase Agreement, but such notification shall not excuse breaches of representations, warranties, covenants or agreements disclosed in such notification. Prior to the Closing, Date, the Company and BBN, with the consent of the Investor Representative, may amend the Disclosure Schedule to reflect the occurrence of any event after the date of this Purchase Agreement that would have been required to be so disclosed had such event occurred prior to the date of this Purchase Agreement, it being agreed that the Company and BBN shall have no obligation to amend the Disclosure Schedule with respect to events occurring after the date of tilts Purchase Agreement in the Ordinary Course of Business, the effect of which is immaterial to the Company or any Subsidiary.

         3.11.  CHANGE OF NAME

     The Company agrees that it shall take all action as may be necessary or appropriate to change its corporate name so as not to include the term "BBN" as of the Closing Date. The Company further agrees that as soon as practicable but in any event no later than December 31, 1996, (i) the Company and each of its Subsidiaries shall have effected a similar change in all of its signs, forms, purchase orders, invoices, contracts, letterhead, shipping labels and similar material, and (ii) each of its Subsidiaries shall have taken all action as may be necessary or appropriate to change its corporate name so as not to include the term "BBN", provided, however, that the Company shall have the ability, if necessary, to use the "BBN" designation in connection with the sale of the R/S Series software products only if required to do so in a final order of a court of competent jurisdiction, and only if the Company uses a commercially reasonable standard of care ill so using the designation. It is understood that neither the Company nor any Subsidiary is obligated to amend documents representing transactions entered into prior to the Closing Date.

          3.12. AUDIT

     Within 30 days following the Closing, the Company shall prepare and deliver to the Investor Representative a Consolidated balance sheet at June 30, 1996 and related Consolidated statements of income, cash flow and stockholders' equity for the fiscal year then ended, which financial statements shall be audited by Coopers & Lybrand L.L.P. (whose expenses in performing audit shall be borne by the Company) and accompanied by an unqualified opinion of such firm of independent accountants and all related notes and schedules thereto (the "1996 Audited Financial Statements"). The 1996 Audited Financial Statements shall be consistent with the standards for historical financial statements set forth in
Section 4.6 hereof. and all amounts shown on the 1996 Audited Financial Statements shall, in all material respects (in the good faith judgment of the Investor Representative), be consistent with and reflect no material adjustments to the amounts shown on the 1996 Unaudited Statements referred to in Section
9.17 not otherwise contemplated hereunder.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BBN

     Except as specifically set forth in the Disclosure Schedule (with a disclosure with respect to a Section of this Purchase Agreement to require a specific reference in the Disclosure Schedule to the Section of this Purchase Agreement to which each such disclosure applies, and no disclosure to be deemed to apply with respect to any Section to which it does not expressly apply), the Company and BBN jointly and severally represent and warrant (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Disclosure Schedule) to the Investors as follows:

     4.1. ORGANIZATION AND STANDING

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this. Purchase Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the Disclosure Schedule. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a material adverse effect upon the business of the Company as currently conducted.

     4.2. SUBSIDIARIES

          The Company has no Subsidiaries and no equity investment or other interest in, nor has the Company made advances or loans to, any corporation, association, partnership, joint venture or other entity, except as set forth in the Disclosure Schedule. The Disclosure Schedule sets forth (a) the authorized capital of each direct and indirect Subsidiary of the Company and the percentage of the outstanding capital of each Subsidiary directly or indirectly owned by the Company, and (b) the nature and amount of any such equity investment or other equity interest. All equity capital of Subsidiaries directly or indirectly held by the Company has been duly authorized and validly issued and is outstanding, fully paid and nonassessable. Except as set forth in the Disclosure Schedule, the Company directly or indirectly through wholly owned Subsidiaries, owns all such equity capital of the direct or indirect Subsidiaries free and clear of all Encumbrances. Each Subsidiary is duly organized, validly existing and in good standing (or its local equivalent) under the laws of its state or jurisdiction of organization (as listed in the Disclosure Schedule), and has the full and unrestricted corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Subsidiary is registered to conduct business and is in good standing (or its local equivalent) in the states, countries and territories listed in the Disclosure Schedule. There is no state, country or territory wherein the absence of registration as a foreign corporation would have a material adverse effect upon the business of the Subsidiaries as currently conducted.

     4.3. CERTIFICATE OR ARTICLES OF ORGANIZATION AND BYLAWS

          The Company has Furnished to the Investor Representative (i) a true and complete copy of the articles of organization and the bylaws, as currently in effect and certified by the assistant clerk of the Company, and (ii) a true and complete copy of the organizational documents of each Subsidiary, as currently in effect. Such copies are attached as exhibits to, and part of, the Disclosure Schedule.

     4.4. CAPITALIZATION

          The authorized capital stock of the Company consists of 13,720,000 shares of common stock $.01 par value per share (the "Common Stock"), of which, as of the date hereof, 12,250,000 shares are outstanding; all of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of the Company or any Subsidiary have been reserved for any purpose, other than issuance pursuant to the Company's 1993 Stock Option Plan in amounts set forth in the Disclosure Schedule. Except as set forth on the Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for the capital stock of the Company or any of the Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company or any of the Subsidiaries. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of the Company's common stock any other securities of the Company, or any securities of any Subsidiary, except as contemplated hereunder.

     4.5. DIRECTORS, OFFICERS AND EMPLOYEES

          The Disclosure Schedule lists all current directors and of Officers of the Company and the Subsidiaries and all managers, employees and consultants of the

Company and the Subsidiaries who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending June 30, 1996 in excess of $50,000, showing each such person's name, positions, and annual remuneration and material bonuses for the current fiscal year.

     4.6. FINANCIAL STATEMENTS AND FORECASTS

          The Company has prepared and Furnished to the Investor Representative and there are included as exhibits that are part of the Disclosure Schedule, the Consolidated balance sheets of the Company and the Subsidiaries as of the end of the fiscal years ending in each of 1994 and 1995, and the Consolidated statements of income, stockholders' equity and changes in financial position for each of such fiscal years, accompanied by the unqualified draft option of Coopers & Lybrand L.L.P. The Company also has prepared and Furnished to the Investor Representative, and there are included as exhibits that are part of the Disclosure Schedule, (a) an internal financial reporting package, which includes the unaudited Consolidated balance sheet of the Company as of March 31, 1996, and the unaudited Consolidated statements of income, stockholders' equity and chances in financial position for the nine months then ended, and (b) the forecasted Consolidated balance sheet of the Company as of June 30, 1996 and the forecasted Consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended. Except for the forecasted financial statements, all of the financial statements, including, without limitation, the notes thereto, referred to in this Section or Furnished to the Investor Representative after the date hereof pursuant to this Purchase
Agreement: (a) are in accordance with the books and records of the Company and the Subsidiaries, (b) present fairly the Consolidated financial position of the Company and the Subsidiaries as of the respective dates and the results of operations and changes in financial position for type respective periods indicated, and (c) have been prepared in accordance with generally accepted accounting principles (subject, in the case of the March 31, 1996 statements, to the absence of footnotes and to normal year-end adjustments) applied on a basis consistent with prior accounting periods (except with respect to the treatment of intercompany charges as described on the Disclosure Schedule).

         With respect to the forecasted financial statements, all such forecasted financial statements (a) have been prepared on a basis consistent with the historical financial statements furnished pursuant to this Agreement (except with respect to the treatment of certain intercompany charges described on the Disclosure Schedule) and (b) represent BBNs and the Company's good faith best judgment as to the expected financial condition and results of operations of the Company at and for the year ended June 30, 1996. All assumptions relevant to the preparation of the forecasted financial statements are clearly set forth therein. The Disclosure Schedule sets forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required with respect to the Company or any of the Subsidiaries.

     4.7. NO LIABILITIES

          Except as reflected in the March 31, 1996 balance sheet Furnished pursuant to this Purchase Agreement, as described on the Disclosure Schedule or incurred in the Ordinary Course of Business (in amounts not material to the Company and its Subsidiaries, taken as a whole), as of March 31, 1996, there were no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of the Company or any Subsidiary. Except as described in the Disclosure Schedule, since March 31, 1996, the Company has not incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the Ordinary Course of Business and in amounts that are not material to the Company and its Subsidiaries, taken as a whole.

     4.8. ACCOUNTS RECEIVABLE

          The accounts receivable of the Company and the Subsidiaries shown on the balance sheets Furnished pursuant to Section 3.3(d) or 4.6, or thereafter acquired by any of them, have been collected or, to the knowledge of the Company, are collectible in amounts not less than the amounts thereof carried on the books of the Company and the Subsidiaries, except to the extent of the allowance for doubtful accounts shown on such balance sheets and the additional write-off of certain accounts receivable set forth on the Disclosure Schedule.

     4.9. TAXES

          (a) All Company Tax Returns due on or before the date hereof, or which become due after the date hereof and on or before the Closing Date, have been, or will be, duly filed. No penalties or other charges are or will become due with respect to any of the Company Tax Returns so filed as the result of the late filing thereof. All of the Company Tax Returns so filed are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all respects. The Company or its
Subsidiaries: (i) have paid all Taxes due or claimed to be due by any taxing authority in connection with any of the Company Tax Returns (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have paid or established) in financial statements provided to the Investor Representative pursuant to Section 3.3(d) or 4.6 adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the Consolidated financial statements of the Company Furnished pursuant to Section 3.3(d) or 4.6 are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee of the

Assets of, or successor to, any corporation, person, associations partnership, Joint venture or other entity.

          (b) Neither the Company nor any Subsidiary, either in its own right (including without limitation, by reason of being a member of the same affiliated group) or as a transferee, has or on the Closing Date will have any liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for in financial statements Furnished to the Investor Representative pursuant to Section 3.3(d) or 4.6.

          (c) All Company Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable years set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of the Company or its Subsidiaries, threatened. Except as set forth in the Disclosure Schedule
(i) no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company is outstanding, and (ii) no power of attorney granted by the Company with respect to any tax matters is currently in force.

          (d) The Company has Furnished or otherwise made available to the Investor Representative true and complete copies of all Company Tax Returns (except returns for Subsidiaries listed on Schedule 3.9) and all written communications relating to any such Company Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

          (e) The Disclosure Schedule sets forth (i) all federal tax elections previously filed and currently in effect with respect to the Company or any of the Subsidiaries, and (ii) all elections and consents previously filed and currently in effect for purposes of foreign, state or local Taxes, in each case that reasonably could be expected to affect or be binding upon the Company or any of the Subsidiaries or their respective Assets or operations after the Closing. The Disclosure Schedule sets forth all federal Forms 3115 filed with respect to the Company or any of the Subsidiaries.

          (f) Neither the Company nor any of the Subsidiaries (i) except as set forth in the Disclosure Schedule, is or has ever been a partner in a partnership or an, owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is subject to Section 999 of the Code; (iv) is a passive foreign investment company as defined in Section 1296(a) of the Code; or (v) is a party to an Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than an Agreement the only parties to which are the Company, BBN and/or the Subsidiaries).

     4.10. CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE

     Other than as set forth in the Disclosure Schedule, since March 31, 1996, there has been no material adverse change, and no change except in the Ordinary Course of Business, in the business, operations, condition (financial or otherwise), Assets or liabilities of the Company or, to the knowledge of the Company's and BBN's senior management, the Company's prospects (other than matters relating to potential customers or affecting the Company's industry generally). Except as set forth in the Disclosure Schedule, since March 31, 1996, the Company has conducted its business diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and the Company has not, except as contemplated by this Purchase Agreement, (a) incurred loss of, or significant injury to, any Material Assets of the Company as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty;
(b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the Ordinary Course of Business; (d) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the balance sheets Furnished pursuant to
Section 3.3(d) or 4.6, and current liabilities incurred since March 31, 1996 in the Ordinary Course of Business; (e) declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (f) mortgaged, pledged or subjected to any Encumbrance any of its Material Assets; (g) sold, exchanged, transferred or otherwise disposed of any of its Material Assets, or canceled any debts or claims, except in each case in the Ordinary Course of Business; (h) written down the value of any Material Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material to the Company and the Subsidiaries, taken as a whole; (i) entered into any transactions other than in the Ordinary Course of Business; (j) increased the rate of compensation payable, or to become payable, by it to any of its of officers, employees, agents or independent contractors over the rate being paid to them on March 31 1996, other than in the Ordinary Course of Business; (k) made or permitted any amendment or termination of any material Agreement to which it is a party or which it owns; (1) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (m) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, or officer or employee, other than in the Ordinary Course of Business;
(n) directly or indirectly paid any severance or termination pay to any officer or employee in excess of two months' salary; (o) made capital expenditures, or entered into commitments therefor, aggregating more than $100,000; (p) made any change in any method of accounting or accounting practice; (q) entered into any transaction of the type described in Section 4.22; or (r) made an Agreement to do any of the foregoing.

     4.11. TITLE TO PROPERTY AND ASSETS

     The Company and the Subsidiaries have good, valid and marketable title to all Assets respectively owned by them, free and clear of all encumbrances other than those referred to in the balance sheets Furnished pursuant to Section 3.3(d) and 4.6 (or the notes thereto). The Company and the Subsidiaries do not own any real estate, and the Company is not now and has never been a "United States real property holding corporation" as defined in [Section]897(c)(2) of the Code and [Section]1.897-2(b) of the regulations promulgated thereunder. All material items of personal property of the Company and the Subsidiaries is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.

     4.12. INSURANCE

     Other than as set forth in the Disclosure Schedule, the Company has insurance coverage under policies maintained by BBN that (a) are with insurance companies reasonably believed by BBN to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by the Company and by each Subsidiary with all requirements of Law and of all Agreements to which the Company or any Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insurer; and (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties.

     4.13. INTELLECTUAL PROPERTY

     (a) Except to the extent (i) that non-exclusive licenses have been granted pursuant to license agreements with customers entered into in the

Ordinary Course of Business, (ii) that the Company is the licensee to certain third-party software specified on the Disclosure Schedule that is embedded in or proprietary processes with respect to the development of, the Software (as defined below) or (iii) as otherwise set forth on the Disclosure Schedule, the Company has exclusive ownership of all Intellectual Property with respect to the Clintrial, Clintrace, RS/Series, Cornerstone, Probe, Patterns and Starfire systems software (the "Software"). All rights of the Company in such Intellectual Property are freely transferable, other than as set forth in the Disclosure Schedule. There are no claims or demands of any other Person (other than licensees) pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the Company's knowledge, threatened, which challenge the rights of the Company in respect thereof. The Software constitutes all of the Company's material software products. The Company has the right to use, free and clear of claims or rights of other Persons, all customer lists (except for any restrictions contained in license agreements regarding disclosure by the Company of customer lists of the licensees thereunder), designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently contemplated.

     (b) The Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications and registrations and registered copyrights owned or licensed by or registered in the name of the Company or any Subsidiary or used or to be used by the Company or any Subsidiary in its business as presently conducted or contemplated, and all other items of Intellectual Property that are material to the business or operations of the Company or any Subsidiary. The Disclosure Schedule lists those patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction.

     (c) All licenses or other Agreements material to the development or use of the Software under which the Company is granted rights in Intellectual Property are listed on the Disclosure Schedule. Except as set forth in the Disclosure Schedule, all such licenses or other Agreements are in full force and effect, there is no material default by any party thereto and all of the rights of the Company thereunder are freely assignable. To the knowledge of the Company and BBN, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been Furnished to the Investor Representative.

     (d) All licenses or other Agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are in full force and effect, there is no material default by any party thereto, all of the rights of the Company thereunder are freely assignable and such agreements do not contain unduly burdensome provisions or subject the Company or any Subsidiary to any material liability or obligation other than obligations respecting warranties of non-infringement. The assignment of any license agreements to the Company by BBN prior to Closing will be valid and effective and will not breach any agreements to which the Company is a party. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been Furnished or otherwise made available to the Investor Representative.

     (e) The Company has taken all appropriate steps required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other propriety rights with respect to its products and technology. To the Company's knowledge the Company has required all professional and technical employees and independent contractors having access to valuable non-public information of the Company to execute agreements under which such employees and independent contractors are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their service to the Company and to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company and BBN have no knowledge of and infringement by others of any Intellectual Property rights of the Company.

     (f) To the Company's knowledge, the present and contemplated business, activities and products of the Company or its employees do not infringe any Intellectual Property of any other Person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or, to the Company's knowledge, is threatened to be filed. To the knowledge of the Company and BBN, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. The Company is not making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company.

     4.14. DEBT INSTRUMENTS

     The Disclosure Schedule lists and briefly describes the material terms, provisions and conditions of all mortgages, indentures, notes, guarantees and other Agreements (other than Agreements that will terminate at the Closing) for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Company or any Subsidiary is a party or which have been assumed by the Company or any Subsidiary or to which any

Assets of the Company or any Subsidiary are subject and, with respect to each arrangement so listed, briefly describes the principal amount, interest rate, original and maturity dates and any sinking fund installments, prepayment premiums, restrictive covenants and any other material provisions. The Company and the Subsidiaries have performed all the obligations required to be performed by any of them to date and are not in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         4.15. LEASES

     The Disclosure Schedule lists all leases and other Agreements under which the Company or any Subsidiary is lessee or lessor of any Material Asset, or holds, manages or operates any Material Asset owned by any third party, or under which any Material Asset owned by the Company or by any Subsidiary is held, operated or managed by a third party. The Company and the Subsidiaries are the owners and holders of all the leasehold estates purported to be granted by the Documents described in the Disclosure Schedule to them. Each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company and the Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. No party is in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happened or occurrence of any other event) would constitute such a default. To the knowledge of the Company, all of the Assets subject to such leases are in good operating condition and repair.

     4.16. OTHER AGREEMENTS

     (a) The Disclosure Schedule lists all material Agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound at the date hereof (other than license agreements referred to in Section 4.16(b)). Each such Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company and the Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. No party is in default in any respect under any of the Agreements described in the Disclosure Schedule, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

     (b) Except as specified in the Disclosure Schedule (and without limiting the foregoing), neither the Company nor any Subsidiary at a party to any oral or written (i) Agreement for the employment of any officer, employee, consultant or independent contractor involving payments of more than $50,000 over its remaining term other than officers, employees, consultants or contractors set forth on the Disclosure Schedule pursuant to Section 4.5; (ii) material license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreement; (iii) Agreement with any labor organization or other collective bargaining unit except as may be imposed by law; (iv) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $100,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) Agreement for the purchase, sale or lease of any real estate or other Material Assets; (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement; (vii) Agreement for the sale of any of its Material Assets or the grant of any preferential rights to purchase any of its Material Assets or rights, other than in the Ordinary Course of Business; (viii) Agreement which contains any provisions requiring the Company or any Subsidiary to indemnity any other party thereto other than in the Ordinary Course of Business; (ix) joint venture agreement or other Agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from any stockholder of the Company or persons or entities controlling a controlled by or under common control with the Company; or (xi) any Agreement (including, without limitation, Agreements not to compete and exclusivity Agreements) that reasonably could be interpreted to impose any material restriction on the Company's ability to conduct its business operations in the Ordinary Course of Business.

     4.17. BOOKS AND RECORDS

     The books of account, stock records, minute books and other records of the Company and the Subsidiaries are true and complete in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the financial statements of the Company Furnished pursuant to Section 4.6.

     4.18. LITIGATION; DISPUTES

     (a) Except as set forth in the Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the Company's knowledge, threatened or reasonably anticipated against, affecting or involving the Company or any Subsidiary or them respective businesses or Assets, or the transactions contemplated by this Agreement, at law or in equity or admiralty or before or by any court, arbitrator or governmental authority, domestic or foreign. Neither the Company nor any Subsidiary is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

     (b) Neither the Company nor any Subsidiary is currently involved in or, to the knowledge of the Company or the Subsidiaries, reasonably anticipates any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing persons or entities) affecting the businesses or Assets the Company or any Subsidiary.

     4.19. LABOR RELATIONS

     There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending or, to the Company's knowledge, threatened or reasonably anticipated between the Company or any Subsidiary and (i) any current or former employees of the Company or of any Subsidiary or (ii) any union or other collective bargaining unit representing such employees. The Company and the Subsidiaries have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where a failure to comply, singly or in the aggregate, would not have a material adverse effect to the Company and the Subsidiaries, taken as a whole. There are no collective bargaining agreements or employment agreements (other than agreements as may be imposed by applicable law) between the Company or any Subsidiary and any of their respective employees, or professional service agreements not terminable at will relating to the businesses and Assets of the Company or of any Subsidiary, other than as set forth on the Disclosure Schedule. The consummation of the transactions contemplated hereby will not cause the Company, any of the Subsidiaries or the Investors to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity except those for which BBN will fully indemnify the Company and the Subsidiaries.

     4.20. PENSION AND BENEFIT PLANS

          4.20.1. DISCLOSURE SCHEDULE

     Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary (i) maintains any Plan or material Other Arrangement, (ii) is a party to any Plan or material Other Arrangement or (iii) has obligations under any Plan or material Other Arrangement.

          4.20.2. COPIES OF DOCUMENTS

     BBN has Furnished to the Investor Representative true and complete copies of each of the following Documents: (i) the Documents setting forth the terms of each U.S. Plan; (ii) for the most recent plan year, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency;
(iii) the current summary plan description and subsequent summaries of material modifications for each Title I Plan; (iv) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion; (v) all IRS rulings, opinions or technical advice relating to any Plan; and (vi) all Agreements with service providers or fiduciaries for providing services on behalf of any Plan. For each material Other Arrangement, BBN has Furnished to the Investor Representative true and complete copies of each policy, Agreement or other Document setting forth or explaining the terms of the Other Arrangement. As soon as practicable after the date of this Purchase Agreement, BBN shall Furnish to the Investor Representative the terms of each non-U.S. Plan.

          4.20.3. MULTIEMPLOYER PLANS

                  No Plan is a Multiemployer Plan.

          4.20.4. ESOPs

                  No Plan is an ESOP.

          4.20.5. TITLE IV PLANS

                  No Plan is subject to Title IV of ERISA

          4.20.6. UNPAID CONTRIBUTIONS

     The Disclosure Schedule sets forth the contributions that (i) BBN or any Subsidiary has promised or is otherwise obligated to make under the BBN Retirement Trust and (ii) are unpaid as of the date of this Agreement.

          4.20.7. CONTRIBUTIONS AND OTHER OBLIGATIONS

     BBN and the Subsidiaries have made all contributions required by and due under the terms of the BBN Retirement Trust.

          4.20.8. QUALIFIED PLANS

     The BBN Retirement Trust is BBN's only Qualified Plan. The BBN Retirement Trust complies and has complied with ERISA, the Code (including, without limitation, the requirements for Tax qualifications described in Section 401 thereof) and all other Laws. The trust established under the BBN Retirement Trust is exempt from federal income taxes under Section 501(a) of the Code. BBN and the Subsidiaries have received a determination letter issued by the IRS with respect to the BBN Retirement Trust, and BBN has Furnished to the Investor Representative true and complete copies of such determination letter. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of the BBN Retirement Trust.

          4.20.9. COMPLIANCE WITH LAW

     The Company has complied with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. The Company has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and there exist no facts that could give rise to such a claim.

          4.20.10. ERISA; PROHIBITED TRANSACTIONS

     Neither BBN nor any Subsidiary nor any of the Plans has engaged in a violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA or a "prohibited transaction" (as such term is defined in Section 4975(c)(1) of the Code), for which no exemption exists under
Section 4975(c)(2) or 4975(d) of the Code.

          4.20.11. Foreign Plan

     All Plans that are subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions have complied with all applicable provisions of all Laws pertaining to such Plans except where a failure to comply singly or in the aggregate, would not have a material adverse effect on the Company or its Subsidiaries.

          4.20.12. WELFARE PLANS

     None of the Welfare Plans is funded through a trust or similar arrangement.

          4.20.13. POST-RETIREMENT PLANS

     Except for health care continuation coverage requirements pursuant Title 6 of ERISA, no Welfare Plan provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Company or any Subsidiary.

          4.20.14. HEALTH CARE CONTINUATION COVERAGE REQUIREMENTS

     All Welfare Plans of the Company that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly
Section 162(k) of the Code), Sections 601 through 607 of ERISA, except where a failure to comply, singly or in the aggregate, would not have a material adverse effect on the Company or its Subsidiaries.

          4.20.15. FILED RETURNS AND REPORTS

     BBN and the Subsidiaries have (i) filed or caused to be filed all returns and reports on Plans in which employees of the Company or Subsidiaries participate that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for BBN or any Subsidiary have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from BBN or any subsidiary or from any other person that are or could become a lien on any Asset of the Company or any Subsidiary or could otherwise adversely affect the businesses or Assets of the Company or any Subsidiary.

          4.21. ENVIRONMENTAL

     (a) The Company and each Subsidiary are in compliance with, have been in compliance with, and have no material liability under, the Environmental Laws.

     (b) The Real Property currently operated by the Company and each Subsidiary does not contain and during the period of any ownership, tenancy or operation, no Real Property formerly owned or operated contained, any underground improvements used currently or in the past for the management of Hazardous Materials, and no portion of any currently leased or operated property is or has been used as a dump or landfill or consists of filled in land, except where the existence thereof could not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither PCBs nor asbestos-containing materials (that would be material to the Company) are present on or in any Real Property currently operated by the Company or its Subsidiaries.

     (c) Neither the Company nor its Subsidiaries, nor any officer, director or stockholder thereof has directly or indirectly received any Claim or knows or suspects any fact(s) which might reasonably form the basis for any Claim arising out of or attributable to: (i) the current or past presence, release, or threatened, release of Hazardous Materials at or from any part of the Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company or any Subsidiary; or (iii) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Subsidiary's activities (or the activities of the Company's or any Subsidiary's predecessors in title) involving Hazardous Materials.

          4.22. TRANSACTIONS WITH RELATED PARTIES

     Except as contemplated by this Purchase Agreement or set forth on the Disclosure Schedule, neither any present or former officer, director or stockholder of the Company or any Subsidiary, nor any Affiliate of such officer, director or stockholder, is currently a party to any transaction with the Company or any Subsidiary, including, without limitation, any Agreement providing for the employment of, Furnishing of Services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, other than transactions in the Ordinary Course of Business with BBN.

          4.23. RESTRICTIONS AND CONSENTS

     There are no Agreements, Laws or other restrictions of any kind to which the Company or any Subsidiary (or any asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase

Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of the Investors, the Company or any Subsidiary as a result of the execution, delivery or performance of this Purchase Agreement. The Disclosure Schedule lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by the Company or any Subsidiary.

          4.24. AUTHORIZATION

     The execution, delivery and performance by the Company of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (a) require any consent or approval of the stockholders of BBN; (b) conflict with, or violate any provision of, any Law having applicability to the Company or any Subsidiary or any of their respective Assets, or any provision of the certificate or articles of organization or bylaws or equivalent constituent document of the Company or any Subsidiary; (c) conflict with, or result in any breach of, or constitute a default under any Agreement to which the Company or any Subsidiary is a party or by which it or any of its Assets may be bound; or (d) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of a material Encumbrance, or with respect to, the Company or any Subsidiary or any of the Assets now owned or hereafter acquired by the Company or any Subsidiary.

          4.25. ABSENCE OF VIOLATION

     Neither the Company nor any Subsidiary is in violation of or default under, nor has it breached any term or provision of its certificate or articles of organization or bylaws or any material Agreement or restrictions to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any Material Asset thereof is bound or affected. The Company and the Subsidiaries have complied and are in full compliance with all Laws except where a failure to comply, singly or in the aggregate, would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. Neither the Company, the Subsidiaries nor any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or of any Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person; business association or governmental official or entity in the

United States or elsewhere in connection with or in furtherance of the business of the Company or any Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company or any Subsidiary in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company and the Subsidiaries is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

         4.26.    COPIES OF DOCUMENTS

     True and complete copies of all Documents listed in the Disclosure Schedule have been Furnished to, or made available for inspection by, the Investor Representative prior to the execution of this Agreement.

         4.27.    BINDING OBLIGATION

     This Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms; and each Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable in accordance with its terms.

         4.28.    STATUS OF SHARES

     The Shares being issued to the Investors on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and such Shares, upon Closing, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company and such shares of Common Stock have been validly reserved for issuance, and upon issuance upon such conversion will be validly issued and outstanding fully paid and nonassessable.

         4.29.    OFFERING OF SHARES

     Neither the Company nor BBN or any Person acting on its behalf has offered the Shares or any similar securities of the Company for sale to, solicited any offers to buy the Shares or any similar securities of the Company from or otherwise approached or negotiated with respect to the Company with any Person other than the Investors and a limited number of other "Accredited Investors" (as defined in Rule 501(a) under the Securities Act). Alex. Brown & Sons Incorporated was the only agent employed by the Company or BBN for such purpose. Neither the Company nor BBN or any other Person acting on its behalf has taken or will take any action prior to the Closing (including, without limitations, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Shares under the Securities Act and the rules and regulations of the Commission thereunder) which might subject the offering, issuance and sale of the Shares to the registration requirements of Section 5 of the Securities Act.

          4.30. DISCLOSURE

     No representation or warranty by the Company or BBN in this Agreement, and no Document Furnished or to be Furnished to the Investors pursuant to this Agreement, or in correction herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of material fact or omits or will omit any fact necessary to make the statements of material fact contained herein or therein, in light of the circumstances under which made, not misleading.

5.   REPRESENTATIONS AND WARRANTIES OF BBN

     BBN hereby represents and warrants to the Investors as follows:

     5.1. TITLE TO COMMON STOCK

     BBN is, and on the Closing Date will be, the lawful owner of all of the issued and outstanding Common Stock of the Company. Since the date of the issuance or sale of such shares of Common Stock to BBN, there has been no event, or action taken (or failure to take action) by or against BBN, which has resulted or might result in the creation of any Encumbrance on such shapes.

     5.2. AUTHORITY AND CAPACITY

     BBN has full legal right, capacity, power and authority (corporate or otherwise) to execute this Purchase Agreement and to consummate the transactions contemplated hereby.

     5.3. ABSENCE OF VIOLATION

     The execution, delivery and performance by BBN of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of any Law having applicability to the

Company, any Subsidiary or BBN; or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which the Company, any Subsidiary or BBN is a party.

     5.4. RESTRICTIONS AND CONSENTS

     There are no Agreements, Laws or other restrictions of any kind to which BBN is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of the Investors, the Company or any Subsidiary as a result of the execution, delivery or performance of this Agreement. The Disclosure Schedule lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by the Company or any Subsidiary.

     5.5. BINDING OBLIGATION

     This Purchase Agreement constitutes a valid and binding obligation of BBN, enforceable in accordance with its terms. Each Document to be executed by BBN pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid end binding obligation of BBN, enforceable in accordance with its terms.

6. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each Investor hereby severally represents and warrants to the Company and BBN as follows:

         6.1.     ORGANIZATION AND STANDING

     Such Investor is a corporation or partnership duly organized validly existing and in good standing under the laws of the state of its organization and has the full and unrestricted corporate or partnership power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

         6.2.     AUTHORIZATION

     The execution, delivery and performance by such Investor of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by such Investor of the transactions contemplated hereby and thereby have been duly authorized, (which authorization has not been modified or rescinded and is in full force and effect) and will not: (a) conflict with, or violate any provision of, any term or provision of the partnership certificate or agreement or the certificate or articles of incorporation or bylaws of such Investor or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which such Investor is a party or by which such Investor is bound. No other corporate action is necessary for such Investor to enter into this Purchase Agreement and all other Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

     6.3. BINDING OBLIGATION

     This Purchase Agreement constitutes a valid and binding obligation of Such Investor, enforceable in accordance with its terms. Each Document to be executed by such Investor pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Investor, enforceable in accordance with its terms.

7.   RESTRICTED SECURITIES

     Each Investor hereby severally represents, warrants and covenants as follows:

     7.1. NO REGISTRATION UNDER THE SECURITIES ACT

     Such Investor understands that the Shares to be purchased by it under this Purchase Agreement have not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such Shares being acquired hereunder subsequently are so registered or qualify for exemption from registration under the Securities Act.

     7.2. ACQUISITION FOR INVESTMENT

     The Shares are being acquired under this Purchase Agreement by such Investor in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Shares will not be offered for sale, sold or otherwise transferred by such Investor without either registration or exemption from registration under the Securities Act.

     7.3. EVALUATION OF MERITS AND RISKS OF INVESTMENT

     Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. Such Investor is an "accredited investor" within the meaning of one or more paragraphs (1), (2), (3) or (8) of Rule 501(a) under the Securities Act. Such Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Shares for an indefinite period of time, inasmuch as such Shares have not been registered under the Securities Act).

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND BBN

     The obligations of the Company and BBN under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company and BBN to carry out the provisions of this Agreement, unless such failure is agreed to in writing by the Company and BBN:

     8.1. REPRESENTATIONS AND WARRANTIES

     The representations and warranties made by the Investors in this Purchase Agreement or in any Document Furnished by the Investors pursuant to this Purchase Agreement shall be true and complete in all material respects where made and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by this Agreement.

     8.2. PERFORMANCE

     The Investors shall have performed and complied with all Agreements and conditions required by this Purchase Agreement to be performed or complied with by them prior to the Closing Date.

     8.3. LEGAL PROCEEDINGS

     No action or proceeding by or before any governmental authority shall have been instituted or threatened taxed not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than all action or proceeding instituted or threatened by the Company or BBN.

     8.4. HART-SCOTT-RODINO

     All applicable waiting periods under Hart-Scott-Rodino shall have expired or the Company and BBN shall be reasonably satisfied that no filings under Hart-Scott-Rodino are required.

     8.5. INVESTOR REPRESENTATIVE'S CERTIFICATE

     The Investor Representative shall have delivered to the Company and BBN a certificate, dated as of the Closing Date and executed by a senior officer of the Investor Representative, certifying to the fulfillment of the conditions set forth in Sections 8.1 through 8.3.

     8.6. STOCKHOLDERS AGREEMENT

     The Company, BBN and the Investors shall concurrently execute and deliver a Stockholders Agreement substantially in the form of Exhibit E.

     8.7. DOCUMENTS AT CLOSING

     All documents required to be furnished by the Investors to the Company and/or BBN prior to or at the Closing shall have been so furnished.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS

     The obligations of the Investors under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Investors to carry out the provisions of this Agreement, unless such failure is agreed to in writing by the Investor Representative:

     9.1. REPRESENTATIONS AND WARRANTIES

     The representations and warranties made (jointly or individually) by the Company and BBN in this Purchase Agreement and the statements contained the Disclosure Schedule and Exhibits attached hereto or in any Document Furnished by the Company or BBN pursuant to this Purchase Agreement (the "Disclosure Materials") shall be true and complete in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes occurring in the Ordinary Course of Business disclosed to and approved by the Investor Representative and as otherwise expressly permitted by this Agreement.

     9.2. PERFORMANCE

     The Company and BBN shall have performed and complied with all Agreements and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date.

     9.3. ABSENCE OF ADVERSE CHANGES

     There shall have been no adverse changes since the date of this Purchase Agreement material to the Company and its Subsidiaries, taken as a whole, in the business, operations, customer retentions, employee relations, software development and product introductions, sales pipeline, vendor and contractor relationships, C-RAD relationships, condition (financial or otherwise), Assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company and BBN), except changes contemplated by this Purchase Agreement.

     9.4. LEGAL PROCEEDINGS

     No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by any Investor.

     9.5. OFFICER'S CERTIFICATE

     The Company shall have delivered to the Investor Representative a certificate, dated as of the Closing Date and executed by the Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in SECTIONS 9.1 through 9.4.

     9.6. STOCKHOLDERS' CERTIFICATE

     BBN shall have delivered to the Investor Representative a certificate, dated as of the Closing Date and executed by a senior of officer of BBN, certifying to the fulfillment of the conditions specified in SECTIONS 9.1 through 9.4.

     9.7. OPINION OF COUNSEL

     The Investor Representative shall have received opinions of Ropes & Gray and Baker & McKenzie, counsel to the Company and BBN, dated as of the Closing Date, to the effect and substantially in the form of EXHIBIT F.

     9.8. STOCKHOLDERS AGREEMENT

     The Company, BBN and the Investors shall concurrently execute and deliver a Stockholders Agreement substantially in the form of EXHIBIT E.

     9.9. DOCUMENTS AT CLOSING

     All documents required to be Furnished by the Company and/or BBN to the Investors prior to or at the Closing shall have been so Furnished.

     9.10. RESIGNATIONS OF DIRECTORS

     The Investors shall have received the written resignations of all of the members of the Board of Directors of the Company and any Subsidiaries designated by the Investor Representative (effective as of the Closing).

     9.11. CONSENTS

     (a) The Investors shall have received all consents, authorizations and approvals of governmental and supragovernmental parties which are required to be obtained in order to consummate the transactions contemplated hereby, including, without limitation, the expiration or termination of any applicable waiting periods under Hart-Scott-Rodino, on or prior to the Closing date.

     (b) The Company and BBN shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental, supragovernmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, including, without limitation, the expiration or termination of any applicable waiting periods under Hart-Scott-Rodino, the consents of all parties to Agreements listed on Schedule 4.16 or Schedule 9.15, and which terminate under their respective terms as a result of the transactions contemplated hereby, and the Company shall have delivered to the Investor Representative a certificate, dated as of the Closing Date and executed by the Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in this SECTION 9.11(b).

     9.12. AMENDMENTS TO THE COMPANY'S ARTICLES OF ORGANIZATION

     Amendments to the Company's articles of organization as required by SECTION
3.4 shall have received all necessary corporate authorizations, shall have been filed as necessary under the laws of the Commonwealth of Massachusetts, and shall be effective. The Investor Representative shall have received (a) a certified copy of resolutions of the Board of Directors of the Company and of BBN duly authorizing and adopting such amendments, and (b) a copy of the Company's articles of organizations as so amended, certified by the Secretary of the Commonwealth of Massachusetts.

     9.13. INSURANCE COVERAGE

     The Company shall have obtained adequate insurance coverage customary and reasonable for businesses of its type to replace any existing coverage that will terminate as a result of the transactions contemplated by this Purchase Agreement and shall have provided evidence of the same to the Investor Representative.

     9.14. SATISFACTORY SUBLEASE OF DOMESTIC AND INTERNATIONAL OFFICES

     (a) The Company and BBN shall have entered into a Sublease Agreement substantially in the form of EXHIBIT G attached hereto, with respect to its corporate headquarters in Cambridge, Massachusetts.

     (b) Except for the lease, sublease and/or other arrangements described in the Disclosure Schedule, the Company shall have no obligations in respective of leases for offices in any other location and BBN shall be solely responsible for, and shall fully indemnify and hold harmless the Company and the Investors, in accordance with the provisions of SECTION 11 hereof (but subject to no threshold, amount or time restriction contained therein), against all liability under any other such lease, sublease or obligations not specifically approved prior to Closing by the Investor Representative.

     9.15. ASSIGNMENT OF CERTAIN RIGHTS

     BBN and BBN's subsidiaries shall have assigned and conveyed to the Company by the Closing Date the Agreements listed on Schedule 9.15 attached hereto, which Agreements constitute: (i) all material license agreements entered into by BBN or a subsidiary of BBN with a third-party related to third-party software that is embedded in, or proprietary processes with respect to the development of, the Software; (ii) all material license agreements, distribution agreements and resale agreements entered by BBN or a subsidiary of BBN with third parties relating, to the Intellectual Property and the Software; and (iii) all material former and current professional and technical independent contractor agreements entered into by BBN or a subsidiary of BBN related to the development of the Intellectual Property or Software. In addition, (A) BBN and BBN's subsidiaries shall have assigned and conveyed to the Company all Agreements of a similar nature, the terms of which are not material to the Company and the Subsidiaries, taken as a whole, and under the provisions of which the consent of any party is not required to effect its assignment or conveyance, on or before the Closing Date and (B) BBN and BBN's subsidiaries shall assign and convey to the Company all other Agreements of a similar nature not required to be listed on Schedule
9.15 but under the provisions of which the consent of any party is required to effect its assignment or conveyance, as soon as reasonably practicable thereafter.

     9.16. ABS/CalPERS CERTIFICATE

     The Company shall have delivered to the Investor Representative an officer's certificate substantially in the form of EXHIBIT I.

     9.17. DELIVERY OF UNAUDITED FINANCIAL STATEMENTS

     The Company and BBN shall have delivered to the Representatives the unaudited Consolidated balance sheet of the Company and the Subsidiaries as of the end of the fiscal year ending June 30, 1996 and the related unaudited Consolidated statements of income, stockholders' equity and changes in financial position for such fiscal year (the "1996 Unaudited Statements"). The 1996 Unaudited Statements shall be consistent with the standards for historical financial statements set forth in Section 4.6 hereof, and all amounts shown on the 1996 Unaudited Statements shall, in all material respects (in the good faith judgment of the Investor Representative), be consistent with and reflect no material adjustments to the amounts shown on the forecasted financial statements referred to in SECTION 4.6 not otherwise contemplated hereunder.

     9.18. TRANSITION SERVICES

     BBN shall offer to provide to the Company certain transition services at prices that reflect BBN's cost.

     9.19. 1993 STOCK OPTION PLAN

     The Company shall have amended the options issued under the 1993 Stock Option Plan and otherwise taken all steps reasonably acceptable to the Investor Representative so as to (i) reduce the exercise price of outstanding options to $0.61 per share, (ii) provide that, as options vested as of the Closing Date are exercised, an equivalent number of shares of Common Stock held by BBN shall be redeemed at a price of $0.61 per share, and (iii) terminate the responsibility of the Company for all outstanding unvested options held by persons (other than T. Pyle) not listed on EXHIBIT H. BBN will fully indemnify and hold harmless the Company and the Investors in accordance with the provisions of SECTION 11 hereof (but subject to no threshold, amount or time restriction contained therein), against any Claim against the Company from any present or former employee arising from the changes effected by these arrangements.

10.  CLOSING

     10.1. CLOSING OF SALE AND PURCHASE

     Subject to the terms and conditions of this Purchase Agreement, the Closing shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110 on July 31, 1996 (provided that BBN may extend the Closing Date to no later than August 15, 1996 if, prior to July 31, 1996, it delivers to the Investor Representative a list of conditions and covenants not fulfilled by BBN on that date which it reasonably believes will be fulfilled on or prior to August 15, 1996) or at such other time as the parties may agree to in writing (the "Closing Date").

     10.2. DELIVERIES BY THE COMPANY AND BBN TO THE INVESTOR REPRESENTATIVE

     At the Closing, the Company and BBN shall deliver to the Investor Representative the following:

          (a) stock certificates in definitive form registered in the names of the Investors, representing the Shares being purchased by them pursuant hereto;

          (b) a certified copy of the resolutions adopted by the Board of Directors of each of the Company and BBN authorizing the transactions contemplated by this Purchase Agreement;

          (c) the written resignations of all of the current members of the Board of Directors of the Company and designated Subsidiaries (effective as of the Closing Date), as required by SECTION 9.10;

          (d) the certificates required by SECTIONS 9.5, 9.6 and 9.11(b);

          (e) opinions of Ropes & Gray and Baker & McKenzie, counsel for the Company and BBN, dated as of the Closing Date, to the effect and substantially in the form of EXHIBIT F. as required by SECTION 9.7;

          (f) certificates of incumbency and specimen signatures of the signatory officers of the Company and BBN;

          (g) good standing certificates as of a date not more than five days prior to the Closing Date issued by the Secretary of State of the respective states of incorporation of the Company and of each Subsidiary incorporated in the United States, and of each state in which the Company is qualified to do business;

          (h) the articles of organization and bylaws (or equivalent constituent documents), minute books and stock books of the Company and the

Subsidiaries and all other books and records reasonably requested by the Investor Representative; and

          (i) such other Documents as the Investor Representative may reasonably request.

     10.3. DELIVERIES BY THE INVESTORS TO THE COMPANY AND BBN

          At the Closing, each Investor shall deliver the following:

          (a) to the Company, a wire transfer to the Company in the amount set forth opposite the name of such Investor in the column on EXHIBIT A entitled "Purchase Price Payable at Closing";

          (b) to the Company and BBN, a certified copy of the resolutions adopted by the Board of Directors of such Investor authorizing the transactions contemplated by this Purchase Agreement; and

          (c) such other Documents as the Company or BBN may reasonably request.

     10.4. DELIVERIES BY THE COMPANY TO BBN

          At the Closing and immediately following receipt of the aggregate purchase price for the Shares from the Investors, the Company shall effect the Redemption by wire transfer.

11.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES; TAX MATTERS

     11.1. SURVIVAL OF REPRESENTATIONS

     All representations, warranties, covenants, indemnities and other Agreements made by any party to this Purchase Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other Agreements were made on and as of such date, and all such representations, warranties, covenants indemnities and other Agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto.

     11.2. AGREEMENT OF BBN TO INDEMNIFY

     (a) Subject to the conditions and provisions of this SECTION 11, BBN hereby agrees to indemnify, defend and hold harmless the Investor Indemnified

Persons from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the Investor Indemnified Persons (whether such Claims are by, against or relate to the Company, BBN or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with conditions or other Agreements, given or made by BBN or the Company in this Purchase Agreement or in the Disclosure Schedule or Exhibits attached hereto or in any Document Furnished by or on behalf of any the Company or BBN pursuant to this Purchase Agreement.

     (b) Except with respect to Claims based upon fraud by BBN in connection with the representations, warranties or covenants of BBN contained in this Purchase Agreement or any of the transactions contemplated by this Purchase Agreement, or as otherwise provided in this Purchase Agreement, BBN shall not be required to provide any indemnification under the provisions of this SECTION
11.2 unless and until the aggregate losses of the Investor Indemnified Persons exceed $100,000, whereupon the Investor Indemnified Persons shall be entitled to indemnification for the aggregate cumulative amount of losses in excess of such $100,000. In addition, except with respect to Claims based upon fraud by BBN in connection with the representations, warranties or covenants of BBN contained in this Purchase Agreement or any of the transactions contemplated by this Agreement, or as otherwise provided in this Purchase Agreement, the maximum aggregate amount of indemnification which the Investor Indemnified Parties shall be entitled to from BBN under this SECTION 11.2 shall be an amount equal to the Purchase Price.

     (c) Except as set forth below or as otherwise provided in this Purchase Agreement, it shall be a condition to the right of any Investor Indemnified Person to indemnification pursuant to this Section that such Investor Indemnified Person shall assert a Claim for such indemnification no later than the earlier of (i) the date on which the Company delivers audited financial statements for the year ended June 30, 1998 or (ii) October 31, 1998. Notwithstanding the foregoing, any Claim relating to any provision of Section
4.9 may be made throughout the period ending one year following the latter of
(i) the expiration of all applicable statutes of limitation (including extensions), and (ii) the final determination of (and the expiration of time to appeal) any audit, examination, investigation or other proceeding relating to Taxes covered by, or any Claim under, SECTION 4.9 hereof.

     (d) BBN hereby irrevocably waives any and all right to recourse against the Company or any Subsidiary with respect to any Claim asserted by an Investor Indemnified Person as to which BBN is liable for indemnification under or pursuant to this Purchase Agreement. BBN shall not be entitled to contribution from, subrogation to or recovery against the Company or any Subsidiary with respect to any Claim asserted by an Investor Indemnified Person as to which BBN is liable for indemnification under or pursuant to this Purchase Agreement.

     (e) Except for Claims of, or based upon, fraud by BBN in connection with the representations, warranties or covenants of BBN contained in this Purchase Agreement or any of the transactions contemplated by this Purchase Agreement, this SECTION 11.2 and the related procedures contained in SECTION 11.3 hereof shall provide the sole and exclusive remedy for any and all losses with respect to any inaccuracy in or breach of the representations or warranties or breach or nonperformance of any of the covenants or agreements made by any party in or pursuant to this Purchase Agreement.

     11.3. CONDITIONS OF INDEMNIFICATION

     The obligations and liabilities of the Company, BBN and the Investors hereunder with respect to their respective indemnities pursuant to this SECTION 11 resulting from any Claim shall be subject to the following terms and conditions:

     (a) The indemnified party shall give prompt written notice to the indemnifying party of any Claim which is asserted against, resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this SECTION 11, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

     (b) The indemnifying party shall engage counsel with respect to any such Claim, such representation (including the compromise or settlement of any Claim) to be undertaken on behalf of the indemnified party, and the indemnified party shall have right to approve such counsel (such approval not to be unreasonably withheld). In the event the indemnifying party elects not to undertake such defense by its own counsel, the indemnifying party shall give prompt written notice of such election to the indemnified party, and the indemnified party will undertake the defense thereof by counsel or other representatives designated by it, at the cost and expense of the indemnifying party (such costs and expenses of such defense to be advanced by the indemnifying party as incurred by the indemnified party).

     (c) In the event that any Claim shall arise out of a transaction or cover any period or periods wherein the Company and BBN, on the one hand, and the Investors, on the other hand, shall each be liable hereunder for part of the liability or obligation arising therefrom then the parties shall, each choosing its or his own counsel and bearing its or his own expense, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of each party (which consent shall not be unreasonably withheld), except where the respective liabilities and obligations of the parties are clearly allocable or attributable on the basis of objective facts.

     (d) The amount which any indemnifying party is or may be required to pay any indemnified party pursuant to this SECTION 11 shall be measured taking into account (i) any income tax savings (and income tax cost attributable to the indemnity payment) actually realized (or occurred) that affect the overall economic impact of the losses to the indemnified party and (ii) any insurance proceeds actually realized and adverse insurance consequences incurred (such as premium adjustments and other detriments) that affect the overall economic impact of the losses to the indemnified party.

     11.4. SPECIFIC PERFORMANCE

     In addition to any other remedies which the Investors may have at law or in equity, the Company and BBN hereby acknowledge that the Shares and the Company and the Subsidiaries are unique, and that the harm to the Investors resulting from a failure to close the transaction due to breaches by the Company or BBN of their respective obligations cannot be adequately compensated by damages. Accordingly, the Company and BBN agree that in the event of a failure to close the transaction as a result of breaches by the Company or BBN, the Investors shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Purchase Agreement specifically performed by the Company or BBN, as the case may be, and that the Investor Representative shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

     11.5. TAX MATTERS

     (a) Notwithstanding anything in this Purchase Agreement to the contrary, BBN shall indemnify the Investors and the Company and hold them harmless for, from and against all liability for all Taxes (other than Taxes for which reserves are recorded on the audited financial statements) of the Company and the Subsidiaries for all Tax periods up to and including the Closing Date, including, without limitation, any liability for Taxes imposed upon the Company and any Subsidiary pursuant to Treasury Regulation [Section]1.1502-6 or any similar provision of state, local or foreign law as a result of being a member of a Consolidated group. In the case of any tax period that begins prior to and ends after the Closing Date, the Taxes of the Company and the Subsidiaries for which BBN is responsible shall be computed as if such taxable period ended on and included the Closing Date.

     (b) The Company shall notify BBN in writing upon receipt by the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company for which BBN would be required to indemnify pursuant to SECTION 11.5(a), provided that failure to comply with this provision shall not affect such right to indemnification hereunder except to the extent such failure materially impairs BBN's ability to contest any such Tax liabilities. BBN shall have the sole right to represent the Company's interests to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its cost and expenses provided, however, that the Investors and their representatives shall be permitted, at their cost and expense, to be present at, and participate in, any such audit or proceeding. BBN shall be permitted, at its cost and expense, to be present at, and participate in, any audit or proceeding in respect of a taxable period ending after the Closing Date for which it may be required to indemnify pursuant to SECTION 11.5(a).

     (c) BBN shall prepare or cause to be prepared and file or cause to be filed on a timely basis (in each case, at its own cost and expense and in a timely manner consistent with past practice) all Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date. BBN shall provide the Investors with copies of such Tax Returns covering any taxable period ending on or prior to the Closing Date, on or prior to the due date thereof (including any extension thereto). BBN shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. The Company shall prepare or cause to be prepared and shall file or cause to be filed on a timely bases all other Tax Returns with respect to the Company, and shall provide to BBN a copy of any such return filed for a taxable period beginning before and ending after the Closing Date. In connection therewith, BBN shall be responsible and shall promptly pay any Taxes for which BBN has agreed to indemnify the Investors and the Company pursuant to SECTION 11.5(a) hereof.

     (d) After the Closing Date, each of BBN, the Company and the Investors shall (and shall cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with SECTION 11.5(c), including giving access, upon reasonable request, to information, records and documents necessary to prepare such Tax Returns; and (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, Taxes of the Company.

12. TERMINATION

     12.1. TERMINATION

     This Purchase Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

     (a) by the mutual consent of the parties hereto; or

     (b) by the Company, BBN or tile Investor Representative, by written notice of termination to the other parties hereto, if the Closing has not occurred by September 1, 1996.

     Notwithstanding this Section 12.1, a party who is in breach of any of its obligations or representations and warranties set forth in this Purchase Agreement shall not have the right to terminate this Purchase Agreement.

     12.2. EFFECT OF TERMINATION

     In the event of termination of this Purchase Agreement as provided in
Section 12.1, this Purchase Agreement shall forthwith become void and have no effect except (i) the confidentiality provisions contained in Section 3.2 and the provisions relating to the payment of expenses contained in Section 13.3 shall survive any termination of this Purchase Agreement, and (ii) notwithstanding anything to the contrary contained in this Purchase Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Purchase Agreement or any intentional misrepresentation or breach of warranty hereunder.

13.  MISCELLANEOUS

     13.1. ADDITIONAL ACTIONS AND DOCUMENTS

     Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.

     13.2. NO BROKERS

     Each of the parties hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement and has not incurred (and will not incur) my unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement, except that BBN engaged Alex. Brown & Sons Incorporated, whose fees are BBN's sole responsibility. Each part agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

     13.3. EXPENSES

     Subject to the provisions of Section 11 and Section 13.2, in the event of a Closing, the Company shall pay an expenses incident to this Purchase

Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements of the Investors and BBN, and, in the event the Closing does not occur for any reason other than a breach of this Purchase Agreement by the Investors, the Company shall bee all such expenses of the Investors up to an aggregate of $200,000 (unless such failure to close is due to a willful breach of, or intentional misrepresentation under, this Purchase Agreement by BBN or the Company, in which case the Company's shall bear all expenses of the Investors without limit).

     13.4. ASSIGNMENT

     Each Investor shall have the right to assign its rights and obligations under this Purchase Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates (to the extent permitted by Law) to receive directly the Shares to be purchased hereunder or to exercise any of the rights of such Investor, or to perform any of its obligations. Neither the Company nor BBN shall assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Company, BBN or any Investor of its respective rights or obligations under this Purchase Agreement, whether before or after the Closing, release the Company, BBN or such Investor from its respective liabilities and obligations hereunder.

     13.5. ENTIRE AGREEMENT; AMENDMENT

     This Purchase Agreement, including the Disclosure Schedule, the Exhibits and other Documents referred to herein or Furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written Agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

     13.6. WAIVER

     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Documents Furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     13.7. CONSENT TO JURISDICTION

     (a) This Purchase Agreement and the duties and obligations of the Company, BBN and the Investors hereunder and under each of the Documents referred to herein shall be enforceable aghast any of the Company, BBN or the Investors in the courts of the United States of America and of the States of Massachusetts and Maryland. For such purpose, the Company, BBN and each of the Investors hereby irrevocably submit to the non-exclusive jurisdiction of such courts, and agrees that all claims in respect of this Purchase Agreement and such other Documents may be heard and determined in any of such courts.

     (b) The Company, BBN and each of the Investors hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Purchase Agreement or to any of the other Documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     13.8. SEVERABILITY

     If any part of any provision of this Purchase Agreement or any other Agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.

     13.9. GOVERNING LAW

     This Purchase Agreement, the fights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (excluding the choice of law rules thereof).

     13.10. NOTICES

     All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

          (i)  If to the Investors:

               c/o ABS Capital Partners, L.P.
               135 East Baltimore Street
               Baltimore, Maryland 21202
               Attention: Frederick L. Bryant

          with a copy (which shall not constitute notice) to:

               Hogan & Hartson L.L.P.
               111 South Calvert Street, Suite 1600
               Baltimore, Maryland 21202
               Attention: Michael J. Silver

          (ii) If to the Company:

               BBN Domain Corporation
               150 CambridgePark Drive
               Cambridge, Massachusetts 02140
               Attention: John Kish

          (iii) If to BBN:

               BBN Corporation
               l00 CambridgePark Drive
               Cambridge, Massachusetts 02140
               Attention: John Montjoy, Jr.

          with a copy (which shall not constitute notice) to:

               Ropes & Gray
               One International Place
               Boston, Massachusetts 02110
               Attention: Gregory D. Sheehan

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or complication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     13.11. HEADINGS

     Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     13.12. EXECUTION IN COUNTERPARTS

     To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of all of the parties hereto.

     13.13. LIMITATION ON BENEFITS

     The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit to and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in Section 11 also shall be for the benefit of, and enforceable by, Investor Indemnified Persons, BBN Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives or permitted assigns.

     13.14. BINDING EFFECT

     Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, or have caused this Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

[Corporate Seal]                         BBN DOMAIN CORPORATION

Attest:

- ------------------------------           ---------------------------------

[Corporate Seal]                         BBN CORPORATION

Attest:

- ------------------------------           ---------------------------------

                                         THE INVESTORS:

                                         ABS CAPITAL PARTNERS, L.P.

                                         By: ABS Partners L.P.

                                         By:
                                            -------------------------------
                                            General Partner

                                         ABS CAPITAL PARTNERS II, L.P.

                                         By: ABS Partners II, LLC



                                         By:
                                            -------------------------------
                                            Manager

                                         ST. PAUL FIRE AND MARINE
                                           INSURANCE COMPANY

                                         By:
                                            -------------------------------
                                            Authorized Representative

     IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, or have caused this Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

[Corporate Seal]                         BBN DOMAIN CORPORATION

Attest:

- ------------------------------           ---------------------------------

[Corporate Seal]                         BBN CORPORATION

Attest:

- ------------------------------           ---------------------------------

                                         THE INVESTORS:

                                         ABS CAPITAL PARTNERS, L.P.

                                         By: ABS Partners L.P.

                                         By:
                                            -------------------------------
                                            General Partner

                                         ABS CAPITAL PARTNERS II, L.P.

                                         By: ABS Partners II, LLC



                                         By:
                                            -------------------------------
                                            Manager

                                         ST. PAUL FIRE AND MARINE
                                           INSURANCE COMPANY

                                         By:
                                            -------------------------------
                                            Authorized Representative

     IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, or have caused this Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

[Corporate Seal]                         BBN DOMAIN CORPORATION

Attest:

- ------------------------------           ---------------------------------

[Corporate Seal]                         BBN CORPORATION

Attest:

- ------------------------------           ---------------------------------

                                         THE INVESTORS:

                                         ABS CAPITAL PARTNERS, L.P.

                                         By: ABS Partners L.P.

                                         By:
                                            -------------------------------
                                            General Partner

                                         ABS CAPITAL PARTNERS II, L.P.

                                         By: ABS Partners II, LLC



                                         By:
                                            -------------------------------
                                            Manager

                                         ST. PAUL FIRE AND MARINE
                                           INSURANCE COMPANY

                                         By:
                                            -------------------------------
                                            Authorized Representative

                                        FSC CORPORATION


                                        By:
                                             ---------------------------------
                                        Title:  Vice President
                                              --------------------------------
                                        c/o BancBoston Capital, Inc.
                                        100 Federal Street, MS01-32-01
                                        Boston, MA 02110


                                   EXHIBIT A

Name and Address                                                      Purchase Price
  of Investor                       Shares to be Purchased          Payable at Closing
  -----------                       ----------------------          ------------------

ABS Capital Partners, L.P.         125,091.50 Series A Shares        $14,999,983.435
135 E. Baltimore Street            4,083,333.50 Series B Shares
Baltimore, MD 21202

ABS Capital Partners II, L.P.      125,091.50 Series A Shares        $14,999,983.435
135 E. Baltimore Street            4,083,333.50 Series B Shares
Baltimore, MD 21202

St. Paul Fire and Marine           46,701 Series A Shares            $  5,600,010.84
  Insurance Company                1,524,444 Series B Shares
c/o St. Paul Venture Capital
8500 Normandale Lake Blvd.
Suite 1940
Bloomington, MN 55437

FSC Corporation                    3,336 Series A Shares             $    400,022.29
c/o BancBoston Capital, Inc.       108,889 Series B Shares
100 Federal Street
MS01-32-01
Boston, MA 02110


                                   EXHIBIT B
                          TO STOCK PURCHASE AGREEMENT
                           DATED AS OF JUNE 30, 1996
                           -------------------------

DEFINITIONS

     "AFFILIATE" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common control with such person or entity.

     "AGREEMENT" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative lights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings.

     "ASSETS" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

     "BBN" means BBN Corporation, a Massachusetts corporation.

     "CLAIMS" means all demands, claims, pending or threatened actions or causes of action, suits, orders, legal proceedings, formal or informal notice of any complaint, directive, citation, notice of responsibility or potential responsibility, information request, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements.

     "CLOSING" means the closing of the sale and purchase of the Shares pursuit to the Purchase Agreement.

     "CLOSING DATE" has the meaning set forth in Section 10.1 hereof

     "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

     "COMMON CONTROL ENTITY" means any trade or business under common control (as such term is defined in Section 414(b) or 414(c) of the Code) with the Company or any Subsidiary.

     "COMMON STOCK" means the shares of common stock, $.01 par value per share, of the Company.

     "COMPANY" means BBN Domain Corporation, a Massachusetts corporation.

     "COMPANY TAX RETURNS" means all federal, state, local, foreign and other applicable tax returns, declarations of estimated tax reports required to be filed by, or which include, the Company or any of the Subsidiaries (without regard to extensions of time permitted by law or otherwise).

     "CONSOLIDATED" means, with respect to financial statements, a consolidation with respect to the reporting of assets, liabilities and operating accounts of the Company and its international operations.

     "CONTROL" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

     "DOL" means the Department of Labor or its successors.

     "DISCLOSURE SCHEDULE" means the disclosure schedule identified as the Disclosure Schedule to the Purchase Agreement.

     "DOCUMENTS" means any paper or other material (including without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

     "ENCUMBRANCE" means, with respect to any Asset, any mortgage, lien, pledge, encumbrance, security interest, deed of trust, order, decree, judgment, charge, or any other type of arrangement that has the effect of creating a security interest in respect of such Asset.

     "ENVIRONMENTAL LAWS" means any Laws (including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), now or hereafter in effect relating to the generation, production installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

     "ESOP" means an employee stock ownership plan" as such term is defined in
Section 407(d)(6) of ERISA or Section 4975(e)(7) of the Code.

     "EXHIBIT" means an exhibit attached to the Purchase Agreement.

     "FURNISHED" means supplied, delivered or provided in any way.

     "HART-SCOTT-RODINO" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

     "HAZARDOUS MATERIALS" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) which are subject to regulation under any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos, lead-based paints, urea-formaldehyde form insulation, and petroleum or petroleum products (including without limitation, crude oil or any fraction thereof or (iv) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

     "INDIVIDUAL ACCOUNT PLAN" means a Plan that is or was an "individual account plan" as such term is defined in Section 3(34) of ERISA.

     "INTELLECTUAL PROPERTY" means all franchises, patents, patent qualifications, trademarks, service marks, trade names, trade styles, brands, private labels, copyrights, know-how, computer software, industrial designs and drawings and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof.

     "INVESTOR" means each Person named on EXHIBIT A hereto.

     "INVESTOR INDEMNIFIED PERSONS" means each Investor and their respective Affiliates (including the Company but excluding BBN), employees, representatives, agents, officers and directors.

     "INVESTOR REPRESENTATIVE" means ABS Capital Partners, L.P.

     "LAWS" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards, (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and waged and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

     "MATERIAL ASSETS" has the meaning specified in Section 3.3(b) hereof.

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

     "OTHER ARRANGEMENT" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stocks options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, of officers or independent contractors that is not a plan.

     "ORDINARY COURSE OF BUSINESS" means ordinary course of business consistent with past practices and prudent business operations.

     "PENSION PLAN" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

     "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

     "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company or any Subsidiary; (b) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

     "PROPOSAL" means any proposal, offer or indication of interest of any Persons entity or group relating to any acquisition or purchase of all or (other than in the Ordinary Course of Business) any portion of the assets of, or any equity in, the Company or any business combination with the Company, other than the transactions contemplated by the Purchase Agreement.

     "PURCHASE AGREEMENT" means this Stock Purchase Agreement, including the Disclosure Schedule and all Exhibits hereto.

     "PURCHASE PRICE" means the purchase price for the Shares to be sold and purchased pursuant to the Purchase Agreement.

     "QUALIFIED PLAN" means a Pension Plan that satisfies, or is intended by the Company to satisfy, the requirements for tax qualification described in Section 401 of the Code.

     "R/S SERIES" means software products of the Company including RS/1, RS/1 PC, RS/Explore, RS/Discover, RS/Decision, and RS/Graph.

     "REAL PROPERTY" means any real property currently operated or leased, or formerly owned, operated, or leased, by the Company or its Subsidiaries.

     "REDEMPTION" has the meaning set forth in Section 2.2(b) hereof.

     "SECTION" means a Section (or a subsection) of the Purchase Agreement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

     "SUBSIDIARY" means a corporation or other entity of which at least 80% of the outstanding securities or other interests having rights to vote or otherwise exercise Control are held, directly or indirectly, by the Company, including entities to be established by or transferred to the Company pursuant to Section
3.9 hereof.

     "TAXES" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in collection therewith.

     "TITLE I PLAN" means a Plan that is subject to Title I of ERISA.

     "WELFARE PLAN" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

                                                                     EXHIBIT C-1
                                                                     -----------
                              SERIES A REDEEMABLE
                                PREFERRED STOCKS

     The following sections set forth the powers, rights and preferences, and type qualifications, limitations and restrictions thereof, of the Corporation's Series A Redeemable Preferred Stock.

     Section 1. Designation and Amount.
                ----------------------

     1A. NUMBER OF SHARES. The designation of the series of Preferred Stock, [no] par value per share, provided for herein shall be "Series A Redeemable Preferred Stock" (hereinafter referred to as the "Series A Preferred"), and the number of authorized shares constituting Series A Preferred is 500,000. Unless specifically provided to the contrary, the term Series A Preferred shall include Additional Shares of Series A Preferred (as hereinafter defined). The shares of Series A Preferred shall only be issued in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of June ____, 1996, by and among the Corporation, BBN Corporation and the Investors named on Exhibit A thereto (the "Stock Purchase Agreement"), and pursuant to
Section 2 hereof.

     1B. RESTRICTIONS ON REISSUANCE. All shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred.

     1C. STATED VALUE PER SHARE. The Stated Value Per Share of the Series A Preferred shall be [One Hundred] United States Dollars [($100)], PROVIDED, HOWEVER, that if BBN Corporation shall be required to pay to the Investors any amount pursuant to Section 2.3(a) of the Stock Purchase Agreement (an "Adjustment Amount"), the Stated Value Per Share of the Series A Preferred shall be reduced by that portion of the Adjustment Amount allocable to the Series A Preferred under the Stock Purchase Agreement, divided by the number of shares of Series A Preferred originally issued pursuant to the Stock Purchase Agreement, and the Stated Value Per Share of Additional Shares of Series A Preferred thereafter issued shall be equal to the Stated Value Per Share of the Series A Preferred as so adjusted.

     1D. RANK. The Series A Preferred shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank;
(i) junior to any other series of Preferred Stock duly established by the Board of Directors of the Corporation the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank on a parity with the Series A Preferred, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of capital stock of the Corporation, including, without limitation, the Series B Redeemable Convertible Preferred Stock of the Corporation, [no] par value (the "Series B Preferred"), and all classes of the Common Stock, par value $0.01 per share, of the Corporation, whether now existing or hereafter created (the "Common Stock"); all of such classes or series of capital stock of the Corporation to which the Series A Preferred ranks prior, including without limitation the Series B Preferred and the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

     Section 2. Dividends.
                ---------

     2A. GENERAL OBLIGATION. Subject to any prior preferences and other rights of any Senior Preferred Stock and to the provisions of this Section 2, the record holders of the Series A Preferred shall be entitled to receive when, as and if declared by the Corporation's Board of Directors and to the extent permitted under the Massachusetts Business Corporation Law, as amended, cumulative preferential dividends on the shares of the Series A Preferred, at an annual rate per share, calculated on the Stated Value Per Share of the Series A Preferred plus accrued but unpaid dividends thereon, and no more, of ten percent (10%). Dividends on the Series A Preferred shall accrue on a semi-annual basis with respect to the dividend periods ending on the last day of each of June and December. Dividends on the Series A Preferred shall be cumulative from the first date on which shares of Series A Preferred are issued (the "Original Issue Date"), whether or not declared and whether or not in any dividend period there shall have been net profits or net assets of the Corporation legally available for the payment of those dividends.

     2B. PAYMENT OF DIVIDENDS. Any dividend on the Series A Preferred accrued and payable as provided in this Section 2 shall be paid either, as so elected by the Board of Directors of the Corporation, (i) in cash, (ii) by issuing a number of additional shares (or partial shares) of the Series A Preferred (the "Additional Shares of the Series A Preferred") for each such share (or partial share) of Series A Preferred then outstanding equal to the dividend then payable on each such share (or partial share) or Series A Preferred for the dividend period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) divided by the Stated Value Per Share or (iii) in any combination thereof to the extent declared by the Board of Directors, dividends accrued for each semiannual period ending on the last day of the next preceding June and December, respectively, shall be paid on the fifth day of July and January (or if any such day is not a business day, the business day next preceding such day) in each year (each such date being referred to as a "Dividend Payment Date"). Any dividends not paid on a Dividend Payment Date thereafter shall accumulate and shall be considered "accrued but unpaid" for all purposes hereunder until paid. The amount of dividends Accruing for any period shorter than a full semiannual dividend period shall be determined on the basis of twelve 30-day months and a 360-day year, and the actual number of days elapsed in the period for which a dividend is payable. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends for any past semiannual dividend period that are accrued but unpaid may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record on the record date for such dividend payment.

     2C. DIVIDENDS ON JUNIOR SECURITIES. The Corporation shall not declare and pay any dividends on Junior Securities unless all accrued and unpaid dividends on the Series A Preferred have been paid in full.

     Section 3. Liquidation.
                -----------

     In the event of any dissolution liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets amount, or payment thereof over to, creditors of the Corporation and to holders of any stock of the Corporation with liquidation rights senior to the Series A Preferred), cash in the amount of the Stated Value Per Share (the "Series A Preferred Liquidation Distribution") plus an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution. After the Series A Preferred Liquidation Distribution has been made, the holders of shares of Series A Preferred shall not be entitled to any further participation in any distribution of assets of the Corporation. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be sufficient to pay cash in an amount equal to the amount of the Series A Preferred Liquidation Distribution to the holders of shares of Series A Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred ratably in proportion to the respective amounts of the Series A Preferred Liquidation Distribution to which they otherwise would be entitled. Neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with any other corporation (any such event, a "Reorganization Event"), shall be deemed to be a Liquidation of the Corporation; PROVIDED, HOWEVER, that upon the occurrence of a Reorganization Event, any holder of the Series A Preferred may exercise its right of redemption as provided in Section 4A hereof.

     Section 4. Redemptions.
                -----------

     4A. REDEMPTION AT THE OPTION OF THE HOLDER. Any holder of the Series A Preferred may, by written notice to the Corporation, require the redemption of all or any portion of the shares of Series A Preferred owned by such holder at a redemption price per share equal to the Stated Value Par Share of the Series A Preferred plus an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to and including the date of redemption (the "Redemption Price") at any time following the earlier to occur of the following:
(i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public having an aggregate offering price for all shares of Common Stock resulting in the net proceeds to the Corporation of not less than Twenty Million dollars ($20,000,000), and as to which the public offering price per share of Common Stock multiplied by the number of fully diluted shares of Common Stock outstanding immediately prior to closing of the offering (including, for purposes of this calculation, the aggregate number of shares of Common Stock into which all shares of Series B Preferred then outstanding may be converted) shall equal not less than Eighty Million dollars ($80,000,000); (ii) a Liquidation; (iii) a Reorganization Event; or (iv) the fifth anniversary of the Original Issue Date.

     4B. REDEMPTION PAYMENT. The Corporation shall pay the Redemption Price for the shares of Series A Preferred requested to be redeemed in any such notice within thirty (30) days after the date of such notice (or such later date upon which the certificates evidencing the shares of Series A Preferred are surrendered to the Corporation) (the "Redemption Date"). If the funds of the Corporation legally available for payment of the Redemption Price of Series A Preferred on any Redemption Date are insufficient to pay the Redemption Price for the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares ratably based upon the number of such shares of Series A Preferred requested to be redeemed by the holders thereof at any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series A Preferred, such finds shall immediately be used to redeem the balance of the shares of Series A Preferred that the Corporation has become obligated to redeem on my Redemption Date but which it has not redeemed, or in the event any person other than the Corporation is the surviving or resulting corporation in any Reorganization Event, such person shall upon consummation of such

Reorganization Event, redeem such balance of Series A Preferred shares (and the Corporation shall so provide in its agreements with such person relating to such Reorganization Event).

     4C. DIVIDENDS AFTER REDEMPTION DATE. No share of Series A Preferred that is redeemed is entitled to any dividends accruing after the Redemption Date. On the Redemption Date of any share of Series A Preferred, all rights of the holder of such share shall cease, and such share shall be deemed to be no longer outstanding.

     Section 5. Voting Rights.
                -------------

     Except as otherwise required by law, the holders of Series A Preferred shall not be entitled to vote on any matters submitted to the Corporation's stockholders for decision at any annual or special meeting of the stockholders of the Corporation.

     Section 6. Registration of Transfer.
                ------------------------

     The Corporation shall keep at its principal office a register for the registration of issuances and transfers of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

     Section 7. Replacement.
                -----------

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on the shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate.

     Section 8. Amendment and Waiver.
                --------------------

     No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred outstanding at the time such action is taken; PROVIDED, HOWEVER, that without the prior affirmative vote or written consent of each holder of the Series A Preferred then outstanding no such action shall change (i) the rate at which or the manner in, which dividends on the Series A Preferred Stock accrue or the form of consideration in which such dividends are payable or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or the times at which redemption of the Series A Preferred is to occur, (ii) the priority of payment of dividends to the Series A Preferred,
(iii) the Stated Value Per Share of the Series A Preferred, (iv) the rights of the Series A Preferred Stock upon a Reorganization Event, or (v) the percentage required to approve any chance in this Section 8.

     Section 9. Notices.
                -------

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                                                     EXHIBIT C-2
                                                                     -----------

                               SERIES B REDEEMABLE
                           CONVERTIBLE PREFERRED STOCK

     The following sections set forth the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Corporation's Series B Redeemable Convertible Preferred Stock.

     Section 1. Designation and Amount.
                ----------------------

     1A. NUMBER OF SHARES. The designation of the series of Preferred Stock [no] par value per share, provided for herein shall be "Series B Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series B Preferred"), and the number of authorized shares constituting Series B Preferred is 9,800,000. The shares of Series B Preferred shall only be issued in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of June ___, 1996, by and among the Corporation, BBN Corporation and the Investors named on Exhibit A thereto (the "Stock Purchase Agreement").

     1B. RESTRICTIONS ON REISSUANCE. All shares of Series B Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred.

     1C. STATED VALUE PER SHARE. The Stated Value Per Share of the Series B Preferred shall be $0.61, PROVIDED, HOWEVER, that if BBN Corporation shall be required to pay to the Investors any amount pursuant to Section 2.3(a) of the Stock Purchase Agreement (an "Adjustment Amount"), the Stated Value Per Share of the Series B Preferred shall be reduced by that portion of the Adjustment Amount allocable to the Series B Preferred under the Stock Purchase Agreement, divided by the number of shares of Series B Preferred originally issued pursuant to the Stock Purchase Agreement.

     1D. RANK. The Series B Preferred shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank
(i) junior to the Corporation's Series A Redeemable Preferred Stock, no par value (the "Series S Preferred"), and any other series of Preferred Stock duly established by the Board of

Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series B Preferred, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank on a parity with the Series B Preferred, whether now existing or hereafter created (the "Parity Preferred Stock", and (iii) prior to any other class or series of capital stock of the Corporation including, without limitation, all classes of the Common Stock, par value $0.01 per share, of the Corporation, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Corporation to which the Series B Preferred ranks prior, including without limitation the Common Stock, and including without limitation, junior securities convertible into or exchangeable for other juror securities or phantom stock representing prior securities, are collectively referred to herein as "Junior Securities").

     Section 2. Dividends.
                ---------

     Each holder of shares of the Series B Preferred shall be entitled to receive, when and as declared by the Board of Directors, if at all, dividends on a parity with each holder of shares of Colon Stock. Such dividends shall be payable per share of Series B Preferred in an amount equal to the dividends per share payable on the renumber of shares of Common Stock; into which each share of Series B Preferred would be convertible under Section 6 hereof on the record date for determining eligibility to receive such dividends, or if no such record date is established, on the date such dividends are actually paid.

     Section 3. Liquidation.
                -----------

     In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Corporation and to holders of any stocks of the Corporation with liquidation rights senior to the Series B Preferred, including holders of the Series A Preferred and other Senior Preferred Stock), cash in the amount of the Stated Value Per Share (the "Series B Preferred Liquidation Distribution"). After the Series B Preferred Liquidation Distribution has been made, the holders of shares of Series B Preferred shall not be entitled to any further participation in any distribution of assets of the Corporation. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Series B Preferred Liquidation Distribution to the holders of shares of Series B Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series B Preferred ratably in proportion to the respective amounts of the Series B Preferred Liquidation Distribution to which they otherwise would be entitled. Neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with any other corporation (any such event, a "Reorganization Event"), shall be deemed to be a Liquidation of the Corporation; PROVIDED, HOWEVER, that upon the occurrence of a Reorganization Event, any holder of the Series B Preferred may exercise its right of redemption as provided in Section 4A hereof.

     Section 4. Redemptions.
                -----------

     4A. REDEMPTION AT THE OPTION OF THE HOLDER. Any holder of the Series B Preferred may, by written notice to the Corporation, require the redemption of all or any portion of the shares of Series B Preferred owned by such holder at a redemption price per share equal to the Stated Value Per Share of the Series B Preferred (the "Redemption Price") at any time following the earlier to occur of the following; (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public having an aggregate offering price for all shares of Common Stock resulting in the net proceeds to the Corporation of not less than Twenty Million dollars ($20,000,000), and as to which the public offering price per share of Common Stock multiplied by the number of shares of fully diluted Common Stock outstanding immediately prior to closing of the offering (including for purposes of this calculation, the aggregate number of shares of Common Stock into which all shares of Series B Preferred then outstanding may be converted pursuant to
Section 6 hereof shall equal not less than Eighty Million dollars ($80,000,000) (a "Qualified Public Offering"); (ii) a Liquidation; (iii) a Reorganization Event; or (iv) the sixth anniversary of the Original Issue Date.

     4B. REDEMPTION PAYMENT. The Corporation shall pay the Redemption Price for the shares of Series B Preferred requested to be redeemed in any such notice within thirty (30) days after the date of such notice (or such later date upon which the certificates evidencing the shares of Series B Preferred are surrendered to the Corporation) (the "Redemption Date"). If the funds of the Corporation legally available for payment of the Redemption Price of Series B Preferred on any Redemption Date are insufficient to pay the Redemption Price for the total number of shares of Series B Preferred to be redeemed on such date, those fads which are legally available shall be used to redeem the maximum possible number of such shares ratably based upon the number of such shares of Series B Preferred requested to be redeemed by the holders thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series B Preferred, such funds shall immediately be used to redeem the balance of the shares of Series B Preferred that the Corporation has become obligated to redeem on any Redemption Date but we it has not redeemed, or in the event any person other than the Corporation is the surviving or resulting corporation in any

Reorganization Event, such person shall, upon consummation of such Reorganization Event, redeem such balance of Series B Preferred shares (and the Corporation shall so provide in its agreements with such person relating to such Reorganization Event).

     Section 5. Voting Rights.
                -------------

     The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, and each share of Series B Preferred (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken.

     Section 6. Optional Conversion.
                -------------------

     6A.  General.
          -------

     At any time and from time to time after the issuance thereof, any holder of Series B Preferred may convert all or any of the shares of Series B Preferred held by such holder into a number of shares of Common Stock computed by multiplying the number of shares to be converted by the Stated Value Per Share of the Series B Preferred, and dividing the result by the applicable Conversion Price then in effect. The initial conversion rate for the Series B Preferred shall be one share of Common Stock for each share of Series B Preferred surrendered for conversion, representing an initial "Conversion Price" of $0.11 per share of Common Stock. The applicable conversion rate and the Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

     6B.  Conversion Procedure.
          --------------------

     (i) Any holder of shares of Series B Preferred desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of such Series B Preferred to be converted, duly endorsed in favor of the Corporation or if blank and accompanied by proper instruments of transfer, at the principal business of office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its election to convert the some, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

     (ii) The conversion rights of any share of Series B Preferred subject to redemption hereunder shall term rate on the Redemption Date for such share unless the Corporation has failed to pay to the holder thereof the Redemption Price thereof.

     (iii) As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

          (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

          (b) payment of the amount payable under subparagraph (vi) below with respect to such conversion; and

          (c) a certificate representing any shares of Series B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (iv) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

     (v) The Corporation shall not close its books against the transfer of Series B Preferred or of Common Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate (but the Corporation shall not be required to expend substantial efforts or funds) with any holder of Series B Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series B Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

     (vi) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of shares of a holder's Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined in good faith by the Corporation's Board of Directors ("Fair Market Value"), as the fractional interest to which the stockholder would otherwise be entitled bears to a whole share of Common Stock.

     (vii) The Corporation shall at all times reserve and keep available out of its authorized but Issued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred that may then be exercised. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and be from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     6C. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of one or more classes of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stocks split or otherwise) the outstanding shares of one or more classes of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     6D. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. In connection with any Reorganization Event, (i) the holders of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities, cash or other assets (or, if not practicably attainable, the reasonable equivalent thereof) as such holder would have received in connection with such Reorganization Event if such holder had converted its Series B Preferred immediately prior to such Reorganization Event, and (ii) dividends and amounts in respect of dividends hereunder payable in shares of Common Stock prior to such Reorganization Event shall be payable, in lieu of each share of Common Stock, in such shares of stock, securities, cash or other assets (or reasonable equivalent thereof) as the holder of one share of Common Stock received in connection with such Reorganization Event. The Corporation shall make appropriate provisions to ensure that the requirements of the previous sentence are effected.

     6E. Notices.
         -------

     (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.
                                       6

     (ii) The Corporation shall give written notice to all holders of Series B Preferred at least 20 days prior to the date on which the Corporation closes its books or fixes a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any liquidation or Reorganization Event.

     Section 7. Mandatory Conversion.
                --------------------

     Unless the holder thereof delivers a notice of its election to exercise its right of redemption under Section 4A hereof prior thereto, each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a Qualified Public Offering (in the event of which offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred shall not be deemed to have converted that Series B Preferred until immediately prior to the closing of such offering).

     Section 8. Liquidating Dividends.
                ---------------------

     If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of legally available funds (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of the Series B Preferred at the time of payment thereof the Liquidating Dividend which would have been paid to such holders had such Series B Preferred been converted immediately prior to the record date fixed for determining the stockholders entitled to receive payment of such Liquidating Dividend, or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Section 9. Purchase Rights.
                ---------------

     If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants securities or other property ("Purchase Rights") pro rata to the record holders of any class of Common Stock, then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder would have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's shares of Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     Section 10. Registration of Transfer.
                 ------------------------

     The Corporation shall keep at its principal office a register for the registration of issuances and transfers of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate execute and deliver (at the corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the slumber of shares of Series B Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

     Section 11. Replacement.
                 -----------

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing spares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred represented by such lost. stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on the shares of Series B Preferred represented by such lost, stolen, destroyed or mutilated certificate.

     Section 12. Amendment and Waiver.
                 --------------------

     No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior affirmative vote or written consent of the holders of a majority of the shares of Series B Preferred outstanding at the time such action is taken; PROVIDED, HOWEVER, that without the prior affirmative vote or written consent of holders of at least 75% of the Series B Preferred then outstanding, no such action shall change (i) the amount payable on redemption of the Series B Preferred or the times at which redemption of the Series B Preferred is to occur, (ii) any Conversion Price of the Series B Preferred or the number of shares or class of stock into which the Series B Preferred is convertible (ii) the priority of payment of dividends to the Series B Preferred, (iii) the Stated Value Per Share of the Series B Preferred, (iv) the rights of the Series B Preferred Stock upon a Reorganization Event, (v) the voting rights of the Series B Preferred,

(vi) the provisions for mandatory conversion of the Series B Preferred, (vii) the rights of holders of the Series B Preferred to acquire Purchase Rights, or
(viii) the percentage required to approve any change in this Section 12.

     Section 13. Notices.
                 -------

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).